Section 1: DEF 14A (DEFINITIVE PROXY STATEMENT)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Bryn Mawr Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY MAY 2, 2012

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation (the “Corporation”) will be held at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087 on Wednesday, May 2, 2012, at 11:00 A.M., for the following purposes:

1. To elect one Class II director to serve a four-year term;

2. To approve a non-binding advisory vote on executive officer compensation;

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2012; and

Such other business as may properly come before the meeting or any adjournment thereof.

In their discretion, the proxies are authorized to act upon such other matters as may properly come before the meeting. See the accompanying Proxy Statement for details about these proposals. Only shareholders of record at the close of business on March 15, 2012, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. Shareholders may vote in person or by proxy.

Our proxy statement and a form of proxy are included with this Notice.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

Geoffrey L. Halberstadt Corporate Secretary

Bryn Mawr, PA

March 30, 2012

IMPORTANT NOTICE

To assure your representation at the Annual Meeting, please complete, date, sign, and promptly mail the enclosed proxy card in the return envelope, or submit your proxy by telephone or over the Internet by following the instructions found on the proxy card, so that your shares may be voted in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the Annual Meeting. If you mail your proxy card, no postage is necessary if mailed in the United States. Submitting your proxy by mail, telephone or over the Internet does not affect your right to vote in person if you attend the Annual Meeting, or to revoke your proxy at any time prior to its use for any purpose. Any shareholder who is present at the meeting may withdraw its proxy prior to its use for any purpose and vote in person.

PROXY STATEMENT

PROXY STATEMENT

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be Considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (“we,” “us,” “our” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Wednesday, May 2, 2012, at 11:00 A.M. at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087, or any adjournment or postponement of the meeting (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon the election of one Class II director to serve a four-year term, a non-binding advisory vote on executive officer compensation, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2012, and such other business as may properly come before the meeting or any adjournment thereof.

The proxies are authorized to transact such other business as may properly come before the Annual Meeting. This proxy statement and the proxy are being mailed to shareholders on or about March 30, 2012.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 2, 2012

This proxy statement and the Corporation’s annual report to security holders are available at www.bmtc.com by clicking on “About Us,” followed by “Investor Relations,” and then the “SEC Filings” tab.

Record Date, Voting and Voting Procedures

Our Board has fixed the close of business on March 15, 2012, as the date for determining holders of record of our common stock, entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting.

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws. The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 15, 2012, there were 13,241,663 shares of our common stock outstanding. The shares for which shareholders abstain on one or more matters will be counted as present at the meeting for purposes of determining a quorum if the shareholder is physically present or if the shareholder has executed a valid proxy for the shares. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum so long as the shares are voted by the broker on at least one matter.

Shares represented by properly executed proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly executed proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s articles provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. “Withheld” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

For the other items of business to be presented at the Annual Meeting, if a quorum is present, the Corporation’s bylaws require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy to approve the proposals. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation to our Corporate Secretary, Geoffrey L. Halberstadt, at our principal executive offices at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

We do not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies are authorized to vote in their discretion as to all other matters that may come before the Annual Meeting.

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiary, The Bryn Mawr Trust Company (the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of our common stock held of record by such persons, and we will reimburse them for their expenses in doing so.

PROPOSAL 1—ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of one director to our Board. The following director has been nominated by our Board for election as a director to serve as follows:

Class II—Term to Expire in 2016:

Andrea F. Gilbert

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominee named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If the nominee should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies shall be voted for such substitute as the Board may recommend. The Board knows of no reason why the nominee will be unavailable or unable to serve as director. We expect the nominee to be willing and able to serve as director.

For the director position to be elected, a majority of the votes cast in person or by proxy for such position is required to elect a nominee. Proxies solicited by the Board will be voted for the nominee listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEE LISTED ABOVE.

INFORMATION ABOUT OUR DIRECTORS

Our Directors

The following table sets forth certain information for each of our directors. Except as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since
NOMINEE FOR CONTINUING DIRECTOR – CLASS II

If elected, the term of the following director expires in 2016:

Andrea F. Gilbert

President, Bryn Mawr Hospital.

As President of Bryn Mawr Hospital, Ms. Gilbert has responsibility for the day to day operations, strategic planning, fundraising, recruitment of leadership personnel and physicians, and hospital clinical outcomes of a $300 million (based on revenues and expenses) organization which employs 2,000 people. With 27 years of experience in health care management, Ms. Gilbert brings to the Board an extensive background and experience level in governance, risk management, compensation and benefits, marketing, organizational management and financial planning.

	58	2004

CONTINUING DIRECTORS – CLASS I

The terms of the following directors will expire in 2015:
Donald S. Guthrie Mr. Guthrie joined the Corporation’s Board of Directors in connection with the acquisition by merger of First Keystone Financial, Inc. (“First Keystone”). Mr. Guthrie was the Chairman of the Board of First Keystone from 2005 until the closing of the First Keystone transaction in July of 2010. Mr. Guthrie is currently retired. Mr. Guthrie brings to the Board both valuable contacts within the Media and Delaware County communities, and also significant insight and relationships with the Bank’s former First Keystone Bank customers and prospects.	77	2010

Scott M. Jenkins

President, S. M. Jenkins & Co., a financial and management consulting firm; Director and Chairman of the Board of The Philadelphia Contributionship since 2002; Director of The Reinvestment Fund since 2000; and Director of Encorium Group, Inc. from 2001 to 2008.

Mr. Jenkins has over 20 years of experience as President of his own financial management and consulting firm which provides services to publicly and privately held corporations, family groups and high net worth individuals. Mr. Jenkins’ extensive accounting and finance experience, coupled with his investment advisory experience, are valuable resources for our Board and Wealth Management Division.

	57	2006

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since

Jerry L. Johnson

Mr. Johnson has been a Principal Partner at the accounting firm of Heffler, Radetich & Saitta, LLP since October 2010 and a member of the Executive Committee since January 2011. From 2008 to August 2010, Mr. Johnson was the Vice Chairman, responsible for mergers and acquisitions, activities and growth initiatives for PRWT Services, Inc., a business services company. Prior to that, he was the Chairman of Radnor Trust from 2002 to 2006, and Chairman of RTC Holding from 2006 to 2009. Mr. Johnson was the President of eMoney Advisor, Inc. from 2002 to 2005.

Mr. Johnson also has over 20 years of experience in the telecommunications industry and venture capital management experience. From 1998 to 2006, Mr. Johnson served on the board of OAO Technologies Solution, from 1996 to 2001, Mr. Johnson served on the board of Dynegy, Inc., and from 2003 to 2005, Mr. Johnson served on the board of Educational Management Corp. Mr. Johnson also has current and past experience on a number of boards of private and non-profit organizations, including bank and trust companies.

Mr. Johnson brings to the Board significant public company, corporate and business related experience. His background in the financial services and telecommunications industries, as well as his activities and business contacts, provide valuable insight and networks within the local and regional business communities.

	63	2011

CONTINUING DIRECTORS – CLASS III

The terms of the following directors expire in 2013:

Wendell F. Holland

Partner, Saul Ewing LLP from September 2008 to the present; Chairman, Pennsylvania Public Utility Commission until 2008 and previously Commissioner from September 2003; and Director of Aqua America, Inc. since August 2011.

Mr. Holland has 32 years of experience as a business and energy lawyer and is currently a partner at Saul Ewing LLP. He has previously served as both the Chairman (during two separate terms for a total of four years) and the Commissioner (for four years) of the Pennsylvania Public Utility Commission. Mr. Holland has been on our Board since 1997, and provides a unique perspective on legal and regulatory matters, as well as issues in the public arena at the local, state and regional levels.

	60	1997

Frederick C. Peters II

Chairman of the Corporation and the Bank since August 2002, President and Chief Executive Officer of the Corporation and the Bank since January 2001; Director of Bryn Mawr Film Institute; Director of Pennsylvania Association of Community Bankers; and Director and Deputy Chairman of the Audit Committee of the Federal Reserve Bank of Philadelphia.

Mr. Peters has over 36 years of experience in the banking industry. His day to day leadership as Chief Executive Officer of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company provides him with intimate knowledge of our operations.

	62	2001

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since

David E. Lees

Senior Partner, myCIO Wealth Partners, LLC since July 2005; Partner and National Director of Ernst & Young’s Wealth Advisory Service Practice from December 1996 to June 2005; Partner, Renaissance Equity Fund since August 2005; Adjunct Professor of Finance & Portfolio Management in Villanova University’s Commerce & Finance Department from January 2000 to May 2005.

Mr. Lees has significant experience in the financial services and wealth management arena as a Senior Partner of myCIO Wealth Partners, and a former partner and National Director of Ernst & Young’s Wealth Advisory Service Practice. Mr. Lees’ experience as a nationally recognized wealth and investment advisor provides valuable insight for the wealth management and financial sectors for our Board and our Wealth Management Division.

	51	2005

CONTINUING DIRECTORS – CLASS IV

The terms of the following directors expire in 2014:

Francis J. Leto

Executive Vice President and head of the Bank’s Wealth Management Division since January 2009; General Counsel of the Bank since April 2011; member of the Board of Managers of Lau Associates LLC, a subsidiary of the Corporation, since September 2009 and member of the Board of Managers of its former parent holding company, JNJ Holdings LLC, from September 2009 until it was merged out of existence on December 31, 2009; General Counsel, Lifestyle Development, LP, October 2007 to January 2009; Of Counsel, Brett Senior & Associates, April 2006 to January 2009; President, Brandywine Abstract Company, L.P. from May 1988 to January 2009.

Mr. Leto’s background as a lawyer and his many years of experience in real estate matters, title insurance, and business development provide a unique perspective to the Board, both as a director and a member of the Bank’s executive management team. Mr. Leto’s experience has also allowed him to develop many relationships in the greater Philadelphia area, which foster good relations between the Bank and the community in general.

	52	2002

Britton H. Murdoch

Lead Director of the Boards of Directors of the Corporation and the Bank. Chief Executive Officer, BMW of the Main Line since July 2006; Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January 2000; member of the Board of Trustees since 2008, and head of Audit Committee for Thomas Jefferson University; principal of Bala Properties North, South, & West LLC, dealership real estate holding companies, since July 2008; and Director of Susquehanna Patriot Bank from 1997 to 2006.

Mr. Murdoch’s years of experience as chief financial officer of Airgas, Inc., a New York Stock Exchange publicly traded company, from 1990 to 1996, provides the Board with the perspective of someone with direct responsibility for financial and accounting issues. Mr. Murdoch has been a Trustee of Thomas Jefferson University since 2008 and is chairman of their Audit Committee. Mr. Murdoch also served for eight years as a bank commercial lender and vice president at the former Corestates Bank. He also manages his own companies, is the founder and managing director of a business consulting and venture capital firm, and is the Chief Executive Officer and principal of an automotive dealership group. Mr. Murdoch has extensive experience in the field of mergers and acquisitions, and his finance experience and leadership skills make him a valuable resource to our Board.

	54	2006

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of our common stock as of March 15, 2012 (except as otherwise indicated), for each of our directors, director nominees, certain executive officers and the persons known to us who may be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group.

Name	Common Stock(1)		Exercisable Stock Options	Percent of Outstanding Stock(2)
Current Directors and Nominees(8)
Thomas L. Bennett(3)	7,995		—	*
Andrea F. Gilbert	8,491		15,940	*
Donald S. Guthrie	77,219		—	*
Wendell F. Holland	6,789		9,690	*
Scott M. Jenkins	16,689		9,315	*
Jerry L. Johnson	1,617		—	*
David E. Lees	25,743		12,815	*
Britton H. Murdoch	13,362		9,583	*
B. Loyall Taylor, Jr.(4)	68,711	(5)	19,690	*
Named Executive Officers(6)
Frederick C. Peters II	44,468	(7)	136,400	1.4%
J. Duncan Smith	8,269	(8)	44,200	*
Alison E. Gers	7,546	(9)	63,200	*
Joseph G. Keefer	7,572	(10)	63,200	*
Francis J. Leto	9,555		23,558	*
All Directors and Executive Officers as a Group (15 persons)	305,623		439,011	5.62%

5% Owners
Radnor Blind Trust(11) John F. McGill, Trustee 9419 Meadowbrooke Ave. Philadelphia, PA 19118	1,831,842	(12)	—	13.83%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	679,812	(12)	—	5.13%

Ameriprise Financial, Inc., as parent of Columbia Management Investment Advisers, LLC 145 Ameriprise Financial Center Minneapolis, MN 55474	929,064	(12)	—	7.02%

*	Less than one percent.

(1)

Certain of our directors have elected to defer their fees and stock awards through our Deferred Payment Plans for Directors. Among other options, under these plans, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock. Additionally, Mr. Peters holds his shares of phantom stock under our Deferred Bonus Plan for Executives. Deferred fees which would otherwise be paid in the form of shares of our common stock are automatically converted to phantom stock units under the plans for at least one year. A share of phantom stock is economically equivalent to one share of common stock, but the directors do not have the present right to receive an actual share of stock or to vote the phantom stock unit. At such time as a director is entitled to receive a distribution of his account balance under the plan, he can elect to receive a distribution either in cash or shares of stock, as he directs. The below chart shows the number of shares of phantom stock outstanding for our directors as of March 15, 2012. Taking the number of shares of phantom stock held by directors and executive officers into account together with the total security ownership of such persons as represented in the beneficial ownership table above, the applicable directors and executive officers hold the economic equivalent of 6.23% of the Corporation’s stock (including exercisable stock options).

Name	Phantom Stock Held
Fredrick C. Peters II	202
Scott M. Jenkins	13,189
David E. Lees	6,126
B. Loyall Taylor, Jr.	60,356

For additional information, see the section entitled “DIRECTOR COMPENSATION—Directors’ Deferred Payment Plans” at page 18, and “NONQUALIFIED DEFERRED COMPENSATION—Deferred Bonus Plan for Executives” at page 41.

(2)

Stock ownership information includes shares that the individual has the right to acquire within sixty days of March 15, 2012. Each executive officer holds sole investment power over shares held for such executive officer in our 401(k) Plan. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares.

(3)	Mr. Bennett’s term as a director ended in April 2011.
(4)	Mr. Taylor’s term as a director will expire as of May 2, 2012.
(5)

Includes 4,173 shares held in trust for his children over which Mr. Taylor has sole voting and investment power, and 2,087 shares held in a trust over which Mr. Taylor, as co-trustee, has joint voting and investment power.

(6)	The address for our directors and named executive officers is c/o Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.
(7)	Includes 3,366 shares held for Mr. Peters in the 401(k) Plan, determined as of March 15, 2012.
(8)	Includes 2,364 shares held for Mr. Smith in the 401(k) Plan, determined as of March 15, 2012.
(9)	Includes 6,546 shares held for Ms. Gers in the 401(k) Plan, determined as of March 15, 2012.
(10)	All shares are held for Mr. Keefer in the 401(k) Plan, determined as of March 15, 2012.
(11)	The Radnor Blind Trust, John F. McGill, Trustee, has the sole voting and dispositive power over the shares for which Mr. George W. Connell, Sr. is the sole beneficial owner.
(12)	As of December 31, 2011.

CORPORATE GOVERNANCE

Introduction

All of our directors also serve as directors of certain of our subsidiaries, including the Bank, and serve on the same committees of each organization. Five of our directors also serve on the Bank’s Wealth Management Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the Code of Business Conduct and Ethics heading. Printed copies are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer or persons performing similar functions under Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Under our Code of Ethics, the Board is responsible for resolving any conflict of interest involving the directors, executive officers and senior financial officers. The President and the Corporate Secretary are responsible for resolving any conflict of interest involving any other officer or employee.

Director Independence

The Board has determined that all of its members during 2011 were independent and met the independence requirements of the Nasdaq Stock Market, except for Frederick C. Peters II, Francis J. Leto and Donald S. Guthrie. In determining the independence of its directors other than Mr. Peters, Mr. Leto and Mr. Guthrie during 2011, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions the Corporation made to non-profit organizations with whom any of the directors are associated, and any transactions described below in the section of this Proxy Statement under the heading, transactions with Related Persons. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Board Leadership Structure

At the present time, the Board believes that the Corporation’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Corporation’s business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Corporation’s independent directors bring experience, oversight and expertise from outside the Corporation and industry, while the Chief Executive Officer brings Corporation-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Britton H. Murdoch, an independent director who serves as Chairman of the Executive Committee, was selected by the Board to serve as the Lead Director in 2011. As Lead Director, Mr. Murdoch presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management.

Communications with Directors

Our Board of Directors provides a process for shareholders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board by mailing the written communications, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396. A member of the audit department routinely checks and distributes mail sent to this post office box directly to the intended recipient(s).

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended our 2011 annual meeting.

Executive Sessions of Independent Directors

The independent members of our Board have in the past held, and will continue their practice in 2012 of holding, scheduled executive sessions on a regular basis but, in any event, not less than twice a year. Executive sessions were held at the conclusion of each meeting of the Board of Directors in 2011.

Risk Oversight

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our Chairman and Chief Executive Officer meets regularly with other executive officers to discuss strategy and risks facing the Corporation. Executive management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. Each quarter, the Board of Directors receives presentations from executive management on strategic matters, key challenges, and risks and opportunities for the Corporation.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting, internal controls and compliance with accounting regulatory requirements, and, in accordance with Nasdaq Stock Market requirements, discusses policies with respect to risk assessment and risk management. Reports addressing these responsibilities are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and incentive programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, succession planning for our directors, and corporate governance. The Risk Management Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to the Bank’s loan portfolio and its credit quality, asset and liability management, the Bank’s investment portfolio and various consumer regulatory matters. The Wealth Management Committee assists the Board in fulfilling its risk oversight responsibilities with respect to the management of the risk associated with the Wealth Division’s fiduciary, investment, custodial and brokerage activities.

Additionally, the Board of Director’s leadership structure, with a combined Chairman and Chief Executive Officer and an independent Lead Director, provides substantial opportunities for the independent directors to interact with the management of the Corporation and Bank at various Board and committee meetings. The Board believes this interaction offers independent directors added insight to the risks of the Bank and the Corporation, and aids the Board in its risk management function.

Nominations for Directors

The Nominating and Corporate Governance Committee considers candidates for director nominations from various sources including other directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, it reviews the directors’ overall service to the Corporation during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing our interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The committee may obtain any additional information which it deems necessary. A qualified nominee will be interviewed by all members of the committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominate (or select to fill a vacancy) the prospective candidate.

The Nominating and Corporate Governance Committee will use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below. The committee will consider written proposals from shareholders for nominees for director. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010 and must include the following information: (a) the name and address, as they appear on our books, of the shareholder nominating a candidate; (b) the number of our shares which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each proposed nominee; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of our stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the committee considers:

•	our need for particular talents and experience;

•	that at least a majority of the directors be independent under the Nasdaq Stock Market rules; and

•

the requirement that our Audit Committee meet the financial literacy requirements under the Nasdaq Stock Market rules and that at least one of them qualifies as an Audit Committee financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, members of the Board should also:

•	be of the highest ethical character;

•	share our values;

•	have reputations, both personal and professional, consistent with our image and our reputation;

•	be active in or former leaders of organizations;

•	possess knowledge in the fields of financial services and wealth management;

•	have an understanding of the Bank’s marketplace;

•	have relevant expertise and experience which will be useful in offering advice and guidance to the Chief Executive Officer;

•	be independent of any particular constituency; and

•	be able to represent all of our shareholders.

Nominees for director must also be willing to commit the necessary time to devote to Board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. Nominees for director should also have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. A nominee for director must also be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to complement the existing composition of the Board.

In considering nominees for director, the committee also considers the Board’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. Our diversity policy is designed to create and foster a supportive and understanding environment in which all individuals realize their maximum potential, regardless of their differences. Our goal is to ensure that in carrying out our activities, we promote equality of opportunity across all activities, promote good relations between people of diverse backgrounds, and avoid unlawful discrimination.

OUR BOARD OF DIRECTORS

Our bylaws provide that our business will be managed by a Board of Directors of not less than eight and not more than thirteen directors, as fixed from time to time by the Board of Directors. Our Board, as provided in the bylaws, is divided into four classes of directors, with each class being as nearly equal in number as possible. Assuming the nominee for director is elected at the Annual Meeting, there will continue to be nine (9) directors with three (3) members in Class I, one (1) member in Class II, three (3) members in Class III, and two (2) members in Class IV. The Corporation and the Bank have the same Board members.

Under our bylaws, persons selected by the Board to fill a vacancy on the Board serve as directors for a term expiring with the next annual meeting of shareholders. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. Each class of directors serves a four year term. Directors remain in their positions until their successors are elected and take office.

In 2011, our Board of Directors met eight (8) times. With the exception of Mr. Bennett, each director attended 100% of the total number of Board meetings held during 2011 when he or she was a director and at least 94% of the total number of meetings that were held by each committee when he or she served on those committees. In early 2011, Mr. Bennett became unable to regularly attend Board and Committee meetings. From January 2011 to April 2011, Mr. Bennett was unable to meet the 75% threshold requirement for Board meeting attendance and determined it was in the best interest of the Corporation not to stand for reelection to the Board of Directors when his term expired in April 2011.

Information About Committees of our Board of Directors

Our Board has five standing committees. They are the Executive, Nominating and Corporate Governance, Risk Management, Audit and Compensation Committees. The Corporation and the Bank have the same committees with the same members for each committee, except that the Bank also has a Wealth Management Committee.

The following shows the Board committee members for the Corporation and the Bank in 2011 and as of the printing of this Proxy Statement:

Thomas L. Bennett

Mr. Bennett served on these committees until his term expired in April 2011:

Audit Committee

Risk Management Committee

Wealth Management Committee

Andrea F. Gilbert

Compensation Committee (committee chairperson)

Nominating and Corporate Governance Committee

Risk Management Committee

Donald S. Guthrie

Risk Management Committee

Wealth Management Committee

Wendell F. Holland

Compensation Committee

Nominating and Corporate Governance Committee

Risk Management Committee (committee chairperson)

Scott M. Jenkins

Audit Committee (committee chairperson, financial expert)

Nominating and Corporate Governance Committee (Committee chairperson effective in May 2011 )

Risk Management Committee

Jerry L. Johnson (Mr. Johnson joined the Board in April 2011)

Audit Committee

Risk Management Committee

David E. Lees

Compensation Committee

Executive Committee

Wealth Management Committee (committee chairperson)

Francis J. Leto

Executive Committee

Wealth Management Committee

Britton H. Murdoch

Audit Committee (financial expert)

Executive Committee (committee chairperson)

Wealth Management Committee

Frederick C. Peters II (Chairman of the Board)

Executive Committee

Risk Management Committee

Wealth Management Committee

B. Loyall Taylor, Jr.

Audit Committee

Compensation Committee

Executive Committee

Nominating and Corporate Governance Committee

Executive Committee

The Executive Committee meets to discuss and act upon matters which require action during periods between meetings of our Board. The Executive Committee exercises the authority and powers of the Board at intervals between meetings of the full Board as permitted by law. During 2011, the committee held eight (8) meetings. The Bank’s Executive Committee also meets to ratify and approve certain of the Bank’s loans to customers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee also assists the Board in interpreting and applying corporate governance guidelines, reviews and assesses the adequacy of our corporate governance guidelines, our personal codes of conduct and related internal policies and guidelines, and recommends any proposed changes to the Board for approval. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Nominating and Corporate Governance Committee Charter. Each member of the committee is independent as defined by Nasdaq Stock Market rules. During 2011, the committee held two (2) meetings.

Risk Management Committee

The Risk Management Committee meets to review and manage the material business risks which confront us. The committee establishes and monitors policies and procedures designed to lead to an understanding of, and to identify, control, monitor and measure, our material business risks. Those risks include loan quality and concentration, interest rate and market risk, information technology risk, compliance risk, and liquidity risk. During 2011, the committee held eight (8) meetings.

Audit Committee

The Audit Committee meets at least quarterly. It has general oversight responsibilities regarding our financial reporting process and internal controls. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other accounting regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Further, the committee meets with the Chief Financial Officer to review accounting regulatory compliance issues. Each member of the committee is independent and financially literate as those terms are defined by the Nasdaq Stock Market. The committee held six (6) meetings in 2011. Our Board has determined, based on their experience and background, which are more fully described in their respective bios beginning at page 4 of this Proxy Statement, that Scott M. Jenkins and Britton H. Murdoch, each independent directors, are financial experts as defined by the regulations of the SEC. The current Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Compensation Committee

The Compensation Committee meets to discuss compensation matters. Each member of the committee is independent as defined by the Nasdaq Stock Market. During 2011, the committee held five (5) meetings. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Compensation Committee Charter.

Our Compensation Committee is responsible for recommending to the full Board our compensation practices and for administering those practices. They determine the salary and bonuses for our executive officers, and are responsible for setting and administering the policies for our equity incentive programs.

Among other responsibilities discussed in the Charter, the committee has the responsibility to:

•

annually review and approve corporate goals and objectives for the compensation of the Chief Executive Officer; evaluate the Chief Executive Officer’s performance; and determine and approve the compensation and benefits to be paid to the Chief Executive Officer;

•

annually review and discuss with the Chief Executive Officer the performance of all other executive officers; evaluate their performance; and determine and approve the compensation and benefits to be paid to them;

•	review and recommend to the full Board the compensation and benefits for non-employee directors;

•	administer equity incentive award programs and determine the awards to be granted under those plans; and

•	review and provide, if appropriate, recommendations to the full Board regarding compensation and benefit policies, plans and programs.

The Compensation Committee normally will not grant equity incentive awards except during a period when trading is open (not blacked-out) in the Corporation’s common stock by our executive officers and directors under our Securities Trading Policy. Under our current policies, that period generally begins on the third business day after quarterly earnings are released and ends thirty calendar days later. Only the committee, not management, determines the timing of equity incentive awards.

The Compensation Committee has the authority to hire third party consultants for compensation matters and the authority to review and approve any third party consultants recommended or hired by management. For more information regarding the Compensation Committee’s use of consultants, see “Compensation Discussion and Analysis—Benchmarking Data and Use of Compensation Consultants” beginning on page 28 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the year 2011 or during prior years. None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act nor any other interlocking relationships as defined by the SEC.

Wealth Management Committee

The Bank’s Wealth Management Committee meets at least quarterly and has general supervision over the Bank’s Wealth Management Division and its investments. The committee held six (6) meetings during 2011. The Wealth Management Committee reviews and approves policies and procedures for the Wealth Management Division’s investment activities, approves certain discretionary distributions from trusts of which the Bank is trustee, reviews and confirms new accounts and provides direction for the overall strategic direction for the division.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Thomas L. Bennett	$3,000	—	$—	$3,000
Andrea F. Gilbert	23,500	27,587	1,181	52,268
Donald Guthrie	21,000	27,587	946	49,533
Wendell F. Holland	24,500	27,587	1,181	53,268
Scott M. Jenkins(5)(6)	37,500	27,587	1,181	66,268
Jerry L. Johnson	19,500	27,587	243	47,330
David R Lees(5)	28,500	27,587	1,181	57,268
Britton H. Murdoch(7)	48,000	37,587	1,936	87,523
B. Loyall Taylor, Jr. (5)	27,000	27,587	1,181	55,768

(1)

Frederick C. Peters II and Francis J. Leto are not included in this table as they are employees of the Corporation and the Bank and thus receive no compensation for their service as directors. Compensation information for each of Messrs. Peters and Leto can be found in “Compensation Discussion and Analysis” and “Executive Compensation” beginning at pages 20 and 32, respectively.

(2)

The dollar amount represents 617 shares of common stock at the market price of $20.23 on May 3, 2011, for all of the directors as part of their annual retainer. We do not issue fractional shares, but instead issue cash in lieu of fractional shares. We paid the difference between the directors’ $12,500 annual retainer and the value of the awarded stock to the directors in cash.

(3)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of both the unrestricted common stock granted to the directors in connection with their annual retainers, as well as restricted common stock underlying the Performance Awards granted to directors in 2010. See “Compensation Discussion and Analysis – Emphasis on Long-Term Incentives – Equity Grants” at page 26 for more information regarding Performance Awards.

(4)

Includes the dividends that are accrued on the Performance Stock Awards granted in August 2010 and August 2011. The dividends will be paid at vesting (subject to vesting requirements) of the awards in 2013 and 2014, respectively. Also included is the cash in lieu of fractional shares on the Directors’ retainers.

(5)	Each of these directors elected to defer their fees and stock awards through our Deferred Payment Plans for Directors.
(6)

Mr. Jenkins serves as an independent director for the Corporation’s subsidiary, The Bryn Mawr Trust Company of Delaware, and was paid a fee of $1,000 for attending each of that entity’s four meetings in 2011.

(7)	Includes the value of Performance Awards and cash granted to Mr. Murdoch in 2011 that were compensation for his additional services as Lead Director in 2011.

The below chart indicates the aggregate number of shares underlying outstanding stock and option awards for each of our directors as of December 31, 2011:

Director	Number of Shares Underlying Stock Awards	Number of Shares Underlying Option Awards	Options Vested	Options Unvested
Ms. Gilbert	3,063	20,725	15,940	4,785
Mr. Guthrie	2,671	—	—	—
Mr. Holland	3,063	16,475	11,690	4,785
Mr. Jenkins	3,063	14,100	9,315	4,785
Mr. Johnson	1,500	—	—	—
Mr. Lees	3,063	17,600	12,815	4,785
Mr. Murdoch	5,066	16,082	9,583	6,499
Mr. Taylor	3,063	26,475	21,690	4,785

Directors’ Fees

At its first meeting after each annual meeting, the Compensation Committee reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the Compensation Committee believes should be made to director compensation. In August 2011, the Compensation Committee reviewed the components of director compensation and recommended, and the full Board approved, effective for the 2011-2012 Board cycle, a change to the number of the performance share awards granted to the directors, which is more particularly described below.

We have agreed to pay, and our non-employee independent directors have agreed to accept payment of, their annual $12,500 retainer compensation in the form of our common stock, payable at the Board’s organizational meeting, generally held in April of each year at the market value of the stock on the day prior to the day of payment.

In addition to the annual retainer, each non-employee director was paid a fee of $1,000 for each Board meeting attended (except for dinner meetings for which $500 was paid), $1,000 for attending the organization meeting held after the annual meeting each year, and $1,000 for each committee meeting attended. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. From time to time, directors may be reimbursed for travel expenses associated with attendance at Board or committee meetings. A $7,500 fee was paid to the Audit Committee Chair in 2011 and a $2,500 fee was paid to the chair of each of the other committees. We paid the Lead Director additional fees of $20,000 in cash and 993 Performance Awards (as defined in the Section titled “Compensation Discussion and Analysis – Emphasis on Long-Term Incentives – Equity Grants” at page 26) in 2011.

All of the directors’ fees are paid by the Bank except for the fee for attending the organization meeting held after the annual meeting, which is paid by the Corporation.

Equity Awards

Directors who are elected or appointed to the Board at or before our Annual Meeting may participate in our 2010 Long-Term Incentive Plan (“2010 LTIP”). Each non-employee director serving after our Annual Meeting is eligible to be granted equity awards under our 2010 LTIP, at such number and on such terms as the Board of Directors, in its discretion, decides to grant. In 2011, each of our non-employee directors was granted Performance Awards under our 2010 LTIP. See “Emphasis on Long-Term Incentives – Equity Grants” on page 26 of this Proxy Statement for additional information regarding Performance Awards.

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for Directors and an identical plan for the Bank’s directors (the “Director Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director. The Director Plans are non-qualified plans and the Director Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Director Plans, a participating director may earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include fifteen outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment in our common stock. A director may change his or her investment options quarterly, except that any fees deferred which would otherwise have been paid in the form of shares of our common stock must remain invested under the Director Plans in units of phantom stock for one year following the deferral date. All distributions from the deferred account must be in cash or shares of our common stock (or equivalent phantom stock), as selected by the director. The director may choose to have the deferred account distributed to him or her on: (a) the date he or she ceases to serve as a director; (b) his or her 65th birthday; or (c) any date in the three year period after the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump sum payment. The Board may amend or terminate the Director Plans, in whole or in part, without the consent of any director who has deferred compensation into the Director Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under the Director Plans is an unsecured claim against our general assets.

PROPOSAL 2 – A NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, is hereby approved.”

While this vote is non-binding, the Board and the Compensation Committee expect to take into account the outcome of this vote in considering future executive compensation arrangements.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our employees have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links executive compensation to performance, aligning the interests of our executive officers with those of our shareholders and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 20 and the tabular and other disclosures on Executive Compensation beginning on page 32 of this Proxy Statement.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY RESOLUTION.

COMPENSATION DISCUSSION AND ANALYSIS

The first part of the Compensation Discussion and Analysis, entitled “Compensation Actions for 2011,” discusses the Compensation Committee’s compensation decisions for our named executives for 2011. This section also describes briefly how our executive compensation methods have operated effectively in the current economic climate. The second part, entitled “Compensation Framework,” discusses in greater detail our compensation philosophy and practices.

Compensation Actions for 2011

The Corporation’s compensation methods are intended to be balanced and reasonable, and to help attract and retain high quality talent. The Compensation Committee, together with Mr. Peters, evaluated and approved 2011 executive compensation in the context of the Corporation’s performance and acquisition activities and the economic issues facing the financial services industry.

The Compensation Committee focuses largely on Chief Executive Officer compensation to assure that it reflects operating and stock performance and demonstrates awareness of investor sentiment. Together with Mr. Peters, the Compensation Committee also considers compensation of the other executive officers to achieve the right balance of incentives to appropriately reward and retain executives and maximize their performance over the long-term.

Although the Corporation’s compensation methods are subject to adjustment as conditions change, the Compensation Committee strives to maintain consistency in its philosophy and approach, making periodic improvements that are consistent therewith. The Compensation Committee recognizes that value-creating performance by an executive or group does not necessarily translate immediately into appreciation of the Corporation’s stock price, however, the Compensation Committee intends to continue to reward management performance based on its belief that, over time, strong operating performance and earnings growth will be reflected through level or increased stock prices.

In 2011, a year in which residual financial turbulence continued to impact the economy and the financial services industry, the Corporation’s leadership delivered approximately $20 million in net income. In addition, the Corporation successfully acquired the Private Wealth Management Group (“PWMG”) of the Hershey Trust Company (“HTC”), which contributed more than $1.2 million in net income, including $410 thousand in pre-tax merger and due diligence expenses related to the acquisition of HTC pursuant to that certain Agreement and Plan of Merger dated as of February 18, 2011, by and between the Corporation and HTC, which closed in May 2011 (the “HTC transaction”).

The Corporation made progress on several of its initiatives and performance points including:

•	the Corporation’s stock price increasing from $17.45 at December 31, 2010, to $19.49 at December 31, 2011;

•

expanding its wealth footprint in increasing the overall size of the Wealth Management Division, and increasing the Bank’s assets under management administration and supervision by approximately $1.1 billion, with the acquisition of the PWMG of HTC;

•	the Wealth Management Division assets under management, administration, supervision and brokerage increasing from $3.41 billion at December 31, 2010, to $4.83 billion at December 31, 2011;

•	increasing the Wealth Management Division’s revenue by $6.2 million for the year ended December 31, 2011, compared to that ended December 31, 2010;

•	increasing loan assets 7.7% while maintaining an overall high level of credit quality in the Bank’s loan and lease portfolio; and

•	successfully restructuring higher costing junior subordinated debentures into a market rate loan product.

Determining Compensation For Named Executive Officers

At the 2011 Annual Meeting, the Corporation’s shareholders approved the non-binding advisory vote on our 2010 executive officer compensation by over 98% of the votes cast. Due to the overwhelming shareholder approval, the Compensation Committee reviewed and recommended compensation in a manner consistent with past practices.

Generally, the Compensation Committee uses judgment and discretion rather than relying solely on formulaic results, and takes into account the global and regional business and economic environment, the Corporation’s overall performance, budgetary considerations, each executive officer’s performance in relation to the goals set for him or her, various components of compensation received by each executive officer in prior periods, results of any comparative surveys performed with respect to executive compensation in the previous year, competitive factors within the industry, and retention of key executives. The Compensation Committee assigns no specific, predetermined weight to performance goals when determining executive compensation.

Each year, members of the Corporation’s executive management and Board of Directors develop objectives that they believe should be achieved for the Corporation’s continued success. Mr. Peters then reviews those objectives with the Compensation Committee for the purpose of establishing individual performance goals for himself. Mr. Peters also develops objectives that each named executive officer is expected to achieve, and which are used to assess his or her performance. These objectives are reviewed with the Compensation Committee at the beginning of each year. Mr. Peters leads the assessment of each named executive officer’s individual performance against the objectives, the Corporation’s overall performance and the performance of the division or function of the business for which the executive is responsible. In most years, Mr. Peters then makes an initial compensation recommendation to the Compensation Committee for each named executive officer. The named executive officers do not play a role in their compensation determination, other than discussing with Mr. Peters their individual performance against their predetermined objectives.

In early 2011, the Compensation Committee determined to make salary increases based on the merits and achievements of the individual executive officers during 2010, and in the case of Mr. Leto, also based on certain other factors.

The 2011 performance objectives for the named executive officers were reviewed and considered in connection with determining the 2011 bonuses that were paid in early 2012. In addition to the factors taken into account each year (see “Compensation Discussion and Analysis – Compensation Elements We Use to Achieve Our Goal – Base Salary and Discretionary Bonus” on page 28 of this Proxy Statement), the Compensation Committee placed particular emphasis on the following factors in connection with its bonus decisions for 2011:

•	the Corporation’s net income exclusive of merger related expenses;

•	the increase in Wealth Management Division assets;

•	the success of acquiring and integrating the assets and operations of the PWMG of HTC into the Bank;

•	the Corporation’s rank in the U.S. Bankers annual list of top community banks;

•	the increase of the Corporation’s stock price from $17.45 at December 31, 2010, to $19.49 at December 31, 2011;

•	the increase of market research published with respect to the Corporation; and

•	the increase of the tax-equivalent net interest margin of 17 basis points to 3.96%.

The Corporation also granted restricted stock awards called Performance Awards to each named executive officer in 2011. Please see the section titled “Emphasis on Long-Term Incentives – Equity Grants” and “Executive Compensation – Grants of Plan Based Awards Table” on pages 26 and 36, respectively, of this Proxy Statement for more information regarding such grants.

Mr. Peters

In early 2011, Mr. Peters salary was increased based on his merits and achievements during 2010. Mr. Peters’ 2011 bonus was $200,000, which is an increase of $65,000 over his 2010 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 21 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Peters’ 2011 salary and bonus increase.

Mr. Peters’ 2011 individual goals and performance related to:

•	completing the acquisition and integration of the PWMG of HTC by September 20, 2011;

•	continuing to pursue both banking and wealth acquisition opportunities;

•	continuing to implement the newly approved Diversity Policy and provide diversity training to senior management staff by June 30, 2011; and

•	working closely with the Lead Director and the Board to implement the “3-5-3 Strategic Plan” as approved by the Board.

Financial Objectives	Goal	Actual Performance
Net Income (exclusive of merger related expenses)	Increase to $18.3 million	Increased to $20.0 million
Wealth Management Division Revenue	Increase 12.2%	Increased 9.13%*

*	Including the HTC transaction, the Wealth Management Division Revenue increased 39.8%.

Mr. Peters was successful in meeting substantially all of the goals set for him in 2011. Although Mr. Peters did not meet his goal for increasing Wealth Management Division Revenue, the Compensation Committee took into account Mr. Peters’ role in the HTC transaction and the fact that the HTC transaction had a substantial impact of increasing the Wealth Management Division Revenue by 39.8%. Additionally, Mr. Peters successfully managed the completion and integration of the acquisition and integration of the PWMG of HTC by September 20, 2011. Mr. Peters also continued to pursue both banking and wealth acquisition opportunities by reviewing possible transactions with numerous other entities. With respect to the Diversity Policy, Mr. Peters implemented training for senior management and conducted meetings with some of the Bank’s largest vendors to discuss the integration of more diverse individuals working on the Bank’s account. Finally, Mr. Peters met frequently with the Lead Director and the Board in connection with further implementation of the “3-5-3 Strategic Plan.”

Mr. Smith

Mr. Smith has been with the Corporation since 2005 and is its Treasurer and Chief Financial Officer. He also serves as Executive Vice President, Chief Financial Officer and Treasurer of the Bank. As with the rest of the named executive officers, in early 2011, Mr. Smith’s salary was increased based on his merits and achievements during 2010. Mr. Smith’s 2011 bonus was $98,000 which is an increase of $23,000 over his 2010 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 21 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Smith’s 2011 salary and bonus.

Mr. Smith’s 2011 goals included no specific financial objectives, but instead related to strategic and operational goals in connection with his role as head of the Finance Division. Mr. Smith’s goals included:

•	evaluating the capital markets and preparing for a possible common stock offering for the Corporation in 2011;

•	continuing to utilize the request for waiver program and maximizing raising capital of approximately $3 to $6 million through this program;

•	assisting with various acquisition projects by performing due diligence;

•	maintaining liquidity through the continued development of various wholesale funding sources and managing the investment portfolio in accordance with the Corporation’s Investment and ALCO policies;

•	actively participating in investor conferences;

•

meeting all internal, external and regulatory reporting deadlines, improving the overall efficiency including reducing backlog of productivity projects in 2011, and adjusting staff levels and structure to meet the demands of the Corporation’s enhanced growth strategy; and

•	streamlining the budget process.

Mr. Smith was generally successful in achieving and exceeding the objectives set for him. Particular credits include raising approximately $8.1 million in capital in 2011 through the request for waiver program, successful completion of the HTC transaction, including handling regulatory filings, registration statements and other SEC filings, Nasdaq requirements, and conversion and post-closing matters, updating the liquidity funding plan, maintaining an above-average industry standard net interest margin, actively participating in numerous investor conferences, meeting all internal and external reporting deadlines, managing the Corporation’s investment portfolio with no other-than-temporary impairment charges, and continuing to work towards streamlining the budget process.

Ms. Gers

Ms. Gers has been employed by the Bank since 1998 and is currently Executive Vice President responsible for the Community Banking Division and the functional areas of Marketing, Technology and Information Services and Operations. As with the rest of the named executive officers, in early 2011, Ms. Gers’ salary was increased based on her merits and achievements during 2010. Ms. Gers’ 2011 bonus was $115,000, which is an increase of $22,500 over her 2010 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining

Compensation For Named Executive Officers” on page 21 of this Proxy Statement including the individual performance goals described below in connection with determining Ms. Gers’ 2011 salary and bonus.

Ms. Gers’ 2011 financial objectives and performance goals consisted of the following:

Financial Objectives	Goal	Actual Performance
New Transaction Accounts	Increase 8%	Increased 12%
Fee Income	Increase 8%	Increased 11.6%
Organic Deposit Funding Cost	Bottom 1/3 of regional competition	3rd lowest cost of funds compared to regional competition

Ms. Gers’ 2011 strategic and operational goals included completing the integration of the technology infrastructure updates and reducing direct expenses in areas of responsibility including, but not limited to, deposits, marketing and information technology.

Ms. Gers was successful in meeting all of the goals established for her in 2011. The Compensation Committee took into account when determining Ms. Gers’ salary and bonus the facts that all of her other objectives were met, she was able to increase new transaction accounts, grow fee income, and manage organic funding rates. Additionally, Ms. Gers successfully supported the Bank in connection with the enterprise effort to complete the HTC transaction and supported the Bank in connection with due diligence efforts it conducted on several potential M&A transactions.

Mr. Keefer

Mr. Keefer has been employed by the Bank since 1991 and is the Executive Vice President and Chief Lending Officer, responsible for the Bank’s Credit Division. As with the rest of the named executive officers, in early 2011, Mr. Keefer’s salary was increased based on his merits and achievements during 2010. Mr. Keefer’s 2011 bonus was $98,000, which is an increase of $28,000 over his 2011 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 21 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Keefer’s 2011 salary and bonus.

Mr. Keefer’s 2011 financial objectives consisted of the following:

Financial Objectives	Goal	Actual Performance
Growth of Average Loan Assets*	Increase from $1.20 billion to $1.29 billion	Increased to $1.29 billion
Net Charge-Offs for “Traditional Bank”**	Maintain below $4.5 million or 45 basis points of average loans	Decreased to $3.1 million
BMT Leasing Company – net income	Increase to $650 thousand at a 2.60% funding rate	Increased to $658 thousand at a 2.60% funding rate
BMT Leasing Company – delinquencies	Decrease to 2.15%	Decreased to 1.24%
BMT Leasing Company – charge-offs	Decrease to less than $1.6 million	Decreased to $1.017 million

*	“Loan Assets” are Traditional Bank loans inclusive of First Keystone loans net of loan mark.
**	“Traditional Bank” excludes leasing portfolio activity.

Mr. Keefer’s strategic and operational goals included proactively fostering referrals into Private Banking, Wealth Management and Lau Associates, capitalizing on the new lending opportunities afforded the Bank through the merger with First Keystone Bank, continuing to provide leadership, direction and solutions with respect to First Keystone’s and the Bank’s problem loans, and attending a wealth management and/or bank leadership seminar.

Mr. Keefer met all of the goals established for him in 2011. The Compensation Committee took into account when determining his salary and bonus, the facts that all of Mr. Keefer’s objectives were attained, as well as Mr. Keefer’s other significant contributions which included presenting at two investors conferences, contributing on analyst earnings calls, and successful restructuring of the Commercial Banking Division.

Mr. Leto

Mr. Leto has been the Executive Vice President and head of the Bank Wealth Management Division since January 2009. In 2011, Mr. Leto was also appointed as General Counsel of the Corporation and the Bank. In early 2011, Mr. Leto’s salary was increased based on a number of factors reviewed by the Compensation Committee, as discussed below. Mr. Leto’s 2011 bonus was $120,000, which is an increase of $40,000 over his 2010 bonus. In January 2011, Mr. Leto also received a special grant of 9,000 shares of Restricted Stock in addition to, and on terms similar to, those of the Performance Awards discussed at page 26 under “Emphasis on Long-Term Incentives – Equity Grants.” In addition to the other factors described herein, the Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 21 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Leto’s 2011 compensation.

The financial objectives the Compensation Committee considered in determining Mr. Leto’s 2011 compensation consisted of the following:

Financial Objectives	Goal	Actual Performance
Assets Under Management, Administration, Supervision and Brokerage	Increase 7%	Increased 12%
Wealth Management Division Revenue	Increase 13%	Increased 9.13%*
Pre-Tax Wealth Management Margin	Increase to 35%	Increased to 45.1%

*	Including the HTC transaction, the Wealth Management Division Revenue increased 39.8%.

Mr. Leto’s strategic and operational goals included completing the Wealth Management Division’s SunGard conversion by September 30, 2011, completing the acquisition and integration of the PWMG of HTC by September 30, 2011, continuing to work with the Chief Executive Officer to define and pursue additional acquisition opportunities.

Mr. Leto was successful in achieving substantially all of his performance goals in 2011. Although Mr. Leto did not meet his goal for increasing Wealth Management Division Revenue, the Compensation Committee took into account Mr. Leto’s role in the HTC transaction and the fact that the HTC transaction had a substantial impact of increasing the Wealth Management Division Revenue by 39.8%. In addition to meeting substantially all of the goals set out for him, the Committee took into account when determining Mr. Leto’s compensation the compensation of similarly situated officers from Susquehanna Bank and National Penn Bank. The Compensation Committee also considered the compensation of the Corporation’s and Bank’s other executive officers. Finally, in determining Mr. Leto’s compensation, the Compensation Committee considered the role and significant contribution the

Wealth Management Division makes to the Bank’s overall success, specifically, its wealth revenue and profitability, the fact that Mr. Leto does not participate in the Bank’s second supplemental retirement plan, and Mr. Leto’s increased responsibilities in his additional role as the new General Counsel for the Corporation and the Bank.

Compensation Framework

Our Goal

The goal of our executive compensation methodology is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation methods reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders and motivate executives to remain with the Corporation for long and productive careers built on expertise.

The following is a summary of key considerations affecting the Compensation Committee’s determination of compensation for the named executives. We describe in the section entitled “Compensation Actions for 2011” (beginning at page 20 of this Proxy Statement) additional considerations that the Compensation Committee evaluated in establishing 2011 compensation in the context of the Corporation’s performance.

Emphasis on Consistent and Relative Performance

Our compensation methods provide superior pay opportunity for executives who demonstrate superior performance for sustained periods of time. The amount of compensation paid to each named executive officer reflects the fact that he or she has consistently contributed, and is expected to continue to contribute, to the Corporation’s success. In evaluating consistent performance, we also weigh heavily relative performance of each executive in his or her division.

Our emphasis on consistent performance affects our discretionary annual cash bonus and equity incentive compensation, which are determined with the prior year’s award or grant serving as an initial basis for consideration. After an assessment of a named executive’s past performance and expected future contribution to the Corporation’s results, as well as the performance of any business or function he or she leads, the Compensation Committee uses its judgment in determining the amount of bonus or equity award and the resulting percentage change from the prior year. We generally incorporate current-year, past and expected performance into our salary decisions. Therefore, percentage increases or decreases in the amount of annual salary tends to be more gradual than in a framework that is focused solely on current-year performance.

Emphasis on Long-Term Incentives – Equity Grants

The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward more recent performance, and equity awards encourage our named executives to continue to deliver results over a longer period of time and also serve as a retention tool. The Compensation Committee believes that a portion of the named executive officers’ compensation should be tied to the Corporation’s operating and stock price performance over the long-term period. In 2010, the Compensation Committee decided to change the form of equity awards granted from stock options to performance-based restricted stock awards (the “Performance Awards”). All employees are eligible to receive grants of Performance Awards in accordance with the terms of the 2010 LTIP.

The Performance Awards issued in 2011 and 2010 are subject to 3-year cliff vesting where the final payout is based on the Corporation’s total shareholder return (“TSR”) compared to the TSR of the Nasdaq Community Bank Index (the “Index”). TSR is calculated using the average stock price for the 20 trading days preceding the beginning and end of the 3-year performance period and assuming dividends are reinvested on the ex-dividend date over the performance period. Upon the expiration of the performance period, the TSR of the Corporation will be compared against the TSR of the Index. If the Corporation’s TSR is greater than zero and also greater than that of the Index, 100% of the Performance Awards will vest and shares of the Corporation’s common stock will be delivered to participants accordingly. For every 100 basis points that the Corporation’s TSR is behind the Index’s TSR, the vesting amount will decrease by 3.33%. If the Corporation’s TSR is negative at the end of the performance period, there will be no payout. Dividends will accrue over the vesting period and participants will receive those dividends (in shares or cash) based upon the final amount of the shares that vest according to the TSR performance.

Discretion and Judgment

The Compensation Committee does not use formulas in determining the amount and mix of compensation granted to named executive officers. Thus, the Compensation Committee evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth and the ability to lead others. The evaluation of a named executive’s performance against his or her performance objectives plays a significant role in awarding the discretionary annual cash bonus and also contributes to a determination of overall compensation.

Significance of Company and Divisional Results

The Compensation Committee primarily evaluates the named executives’ contributions to their individual business divisions or functions and their impact on the Corporation’s overall performance. The Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Corporation as key members of the Corporation’s leadership team. While this compensation philosophy influences all of the Compensation Committee’s compensation decisions, it has the biggest impact on annual equity incentive awards.

Consideration of Risk

Our compensation methods are discretionary and balance short and long-term goals for the named executive officers and the Corporation. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. The Compensation Committee strives to provide strong incentives to manage the Corporation for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. While bonuses are granted to reward executives in the short term, equity awards such as Performance Awards are granted to incentivize executives towards long-term goals and sustained shareholder value. Likewise, the elements of compensation are balanced among current cash payments, equity awards and optional deferred bonus plans. With limited exceptions, the Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance and adherence to company values.

The Compensation Committee annually reviews the relationship between our risk management practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management practices, corporate strategy and senior executive compensation.

Benchmarking Data and Use of Compensation Consultants

While the Compensation Committee considered the results of comparative surveys performed with respect to executive compensation as one of many factors it used to determine executive compensation in prior years, in 2011, with one limited exception, the Compensation Committee did not consider any information regarding peer companies to the Corporation for the compensation decisions. In 2011, the Compensation Committee did consider some limited peer group information when evaluating and determining Mr. Leto’s compensation increase. Such consideration is further noted under the heading “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers – Mr. Leto” on page 25.

In 2010, the Corporation engaged Radford Consulting, an Aon Hewitt company (“Radford”), to provide the Bank with consulting services for the design of the Performance Awards and other administrative functions.

Compensation Elements We Use to Achieve Our Goal

The following summarizes the compensation elements we use as tools to reward, align and retain our named executives.

Base Salary and Discretionary Bonus

Base salaries for our named executives generally depend on the scope of their responsibilities, their leadership and management skills, their performance and length of service. Base salaries are intended to be internally fair among executive officers at the same level of responsibility. Decisions regarding salary increases are affected by the named executive’s current salary and the amounts paid to their peers within and outside the Corporation. For each named executive officer, we pay discretionary cash bonuses in the first quarter of each year for the prior year’s performance based upon the evaluation by the Chief Executive Officer (for evaluations other than the CEO) and the Compensation Committee of the executive’s performance against stated goals and objectives, as discussed previously.

The Corporation uses its bonus pool to compensate individual officers for superior performance and effort, and to provide officers with incentive to meet the financial and non-financial plans of the Corporation and work together across business lines for the overall benefit of the Corporation and its shareholders. When determining bonuses in a given year, the Compensation Committee takes into account (a) the Corporation’s profitability against the budget, (b) the Corporation’s overall performance against the banking industry in general and various peer Companies (for discussion of the peer analysis, see “Compensation Discussion and Analysis – Compensation Framework – Benchmarking Data and Use of Compensation Consultants” on page 28 of this Proxy Statement), (c) the overall hard work and dedication of the Corporation’s officers during the year, and (d) any particular special or unusual circumstances then-existing, such as unusual loan or fraud loss, economic environment, interest rates and their effect on net interest margin, non-budgeted expenses (such as merger expenses), or unexpected income.

Long-Term Equity, Incentive and Deferred Bonus Plans

The Corporation’s long-term incentive compensation is designed to drive long-term Company performance, align the interests of executives with those of the shareholders and retain executives through long-term vesting and potential wealth accumulation. The Compensation Committee reviews long-term incentive compensation strategy and vehicles annually. The Corporation’s current long-term incentive plans applicable to named executive officers are the 2004 Stock Option Plan (“2004 Plan”), 2007 Long-Term Incentive Plan (“2007 LTIP”) and the 2010 LTIP, which allow the Compensation Committee flexibility to issue equity incentive awards such as stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units.

The Compensation Committee believes in the importance of equity compensation for all executive officers for purposes of incentive and retention, and alignment of interests with shareholders. In 2011, long-term performance-based compensation of executive officers took the form of the Performance Awards discussed in “Emphasis on Long-Term Incentives – Equity Grants” on page 26 and “Grants of Plan-Based Awards” table on page 36 of this Proxy Statement. The Compensation Committee continues to believe that equity awards are an appropriate equity vehicle for a portion of long-term incentive compensation for the Corporation’s executives because they align their interests with the interests of shareholders.

When determining the amount of equity granted to executive officers, the Compensation Committee takes into consideration share usage, dilution and shares available under the equity plan as well as the named executive officer’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance as a key indicator. While the Compensation Committee has the discretion to grant different numbers of equity awards to different named executive officers, it has historically granted, and continued in 2011 to grant, the same number of equity awards to all named executive officers other than the CEO. This is because the Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Corporation as key members of the Corporation’s leadership team, and therefore should benefit to the same degree in terms of their equity compensation.

The Bank maintains a variety of company-wide and division-specific incentive and referral plans in which various employees are eligible to participate. The incentive plans are designed to provide incentives to increase the business and profitability of the Bank, however none of the named executives received anything more than nominal amounts under these plans in 2011.

To attract and retain qualified executive officers, we also offer our executive officers and other employees who earn in excess of $100,000 annually a Deferred Bonus Plan for Executives which allows payment of any bonus received to be deferred.

The Compensation Committee does not believe that any of the current incentive plans pose an excessive risk to the Corporation’s short- or long-term financial stability. Controls are in place at the management level, and overseen by the Compensation Committee, to annually evaluate and revise incentive plans as necessary. The Compensation Committee believes that these controls effectively mitigate risks that may arise under incentive plans.

Retirement Benefits and Pension Plans

The Corporation provides retirement benefits to the named executive officers under the same 401 (k) Plan (“401(k) Plan”) and supplemental employee retirement plan (the “First Supplemental Plan”) in which the other executives and employees participate. Messrs. Peters, Keefer, Smith and Ms. Gers also participate in our defined benefit pension plan (the “Pension Plan”), and our First Supplemental Plan, each of which was frozen effective March 31, 2008. None of the participating employees in the Pension Plan are credited with service or compensation received after March 31, 2008 in calculating their retirement benefits under the plan. All of the named executive officers, except Mr. Leto, participate in a second supplemental employee retirement plan (the “Second Supplemental Plan” and together with the First Supplemental Plan, the “Supplemental Plans”). The combined benefits under the Corporation’s two Supplemental Plans are intended to restore the level of retirement benefits that would be provided under our Pension Plan but for its freeze and limitations in the Internal Revenue Code of 1986, as amended (the “Code”). See the sections entitled “401(k) Plan” at page 39, and “Pension Plan” and “Supplemental Employee Retirement Plans” at page 40 of this Proxy Statement for more information.

Change in Control and Severance Arrangements

In order to recruit qualified employees, the Corporation provides severance benefits to our executive officers and other employees if their positions are eliminated or if they are terminated involuntarily without cause. To protect the Corporation from potential liability arising from termination of employment, a terminated employee must execute a release of all claims against the Corporation in order to receive severance benefits.

We also have change in control agreements with each of our named executive officers which are designed to be competitive with the market and the Compensation Committee believes that the amount of the benefits is appropriate. The agreements provide for a cash payment of three times the executive’s base salary at the time of a change in control. The agreements also provide for an additional cash payment equal to the difference between the price of our common stock on the date of the change in control and the exercise price of all options held by the executive officer. Upon a change in control, an executive officer is entitled to his or her discretionary bonus, a credit to his or her Supplemental Plan benefit equivalent to three years of additional credited service, and other benefits.

Perquisites and Other Benefit Compensation

It is our general policy not to provide perquisites to executive officers. However, in isolated cases, and where appropriate to achieve our corporate goals, we may agree to give limited perquisites to specific executive officers. Examples of such perquisites could include the payment or reimbursement of moving expenses where required in connection with employment, and financial assistance toward expenses in joining a private club to be used to entertain clients or prospective clients.

In order to attract and retain executive talent, we provide term life, health, disability and dental insurance to our named executive officers on terms similar to those we provide other employees generally, except with respect to payments upon change in control, death or disability. See “Potential Payments Upon Termination Or Change In Control” beginning on page 42 of this Proxy Statement.

Other Compensation Practices

Role of the Compensation Committee and Executives in Establishing and Implementing Compensation Goals

As part of its responsibility, the Compensation Committee oversees the design, development and implementation of the compensation methods for the Chief Executive Officer and the other named executives. The Chief Executive Officer assists the Compensation Committee and participates in its deliberations about compensation matters such as past compensation, compensation practices and guidelines, company performance, current industry compensation practices and competitive market information. Information setting forth the total annual compensation of each named executive, and potential retirement benefits accruing to each, is assembled for the Compensation Committee at the beginning of each year.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2011, the Corporation’s grants of stock options, and the payments of discretionary annual cash bonuses were designed to satisfy the requirements for deductible compensation. Generally, the Compensation Committee intends to structure our compensation methods, where feasible, to minimize or eliminate the impact of limitations or penalties such as those in Section 162(m). The Compensation Committee did not otherwise consider accounting or tax treatments of particular forms of compensation in making compensation decisions in 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted:

Andrea F. Gilbert, Chair

Wendell F. Holland

David E. Lees

B. Loyall Taylor, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for each of the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)		Total ($)
Frederick C. Peters II,	2011	390,000	200,000	344,491		—	—	293,611	48,058		1,276,160
Chief Executive	2010	370,369	135,000	95,147		—	—	180,149	32,827		813,492
Officer	2009	363,315	100,000	—		101,660	—	116,708	32,416		714,099

J. Duncan Smith,	2011	225,856	98,000	50,350		—	—	65,408	33,922		473,536
Chief Financial	2010	212,255	75,000	48,200		—	—	26,362	25,303		387,120
Officer	2009	205,058	53,000	—		50,830	—	15,500	24,865		349,253

Alison E. Gers,	2011	229,474	115,000	95,150		—	—	137,517	35,564		612,705
Executive Vice President of the Bank	2010	215,655	87,500	48,200		—	—	80,715	27,272		459,342
	2009	208,343	60,000	—		50,830	—	36,802	24,892		380,867

Joseph G. Keefer,	2011	228,160	98,000	79,083		—	—	215,186	36,008		656,437
Executive Vice President of the Bank	2010	214,420	70,000	48,200		—	—	105,403	26,815		464,838
	2009	207,150	49,000	—		50,830	—	28,304	26,870		362,154

Francis J. Leto,	2011	275,000	120,000	207,850	(6)	—	—	—	39,649		642,499
Executive Vice President and General Counsel of the Bank	2010 2009	243,692 205,442	80,000 60,000	48,200 —		— 50,830	— —	— —	16,694 19,847	(7)	388,586 336,119

(1)	Bonuses were awarded to the named executive officers during the first quarter of 2012.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year indicated in accordance with FASB ASC Topic 718 and the proceeds of exercise of stock options.
(3)	The amounts shown in this column are the changes in the pension value for each of the named executive officers.
(4)

The amount shown in this column for the named executive officers includes our matching and discretionary contributions under our 401(k) Plan, our contributions to life, health, dental and disability insurance benefits and flex benefits, and accrued but unpaid dividends relating to the Performance Awards. See the section titled “401(k) Plan” beginning at page 39 below for additional information.

(5)

Includes the dividends that are accrued on the Performance Stock Awards granted in August 2010 and August 2011. The dividends will be paid at vesting (subject to vesting requirements) of the awards in 2013 and 2014, respectively.

(6)

Includes 9,000 shares of Restricted Stock that Mr. Leto received as part of his compensation which is more fully discussed under “Compensation Discussion and Analysis – Determining Compensation for Named Executive Officers – Mr. Leto” on page 25.

(7)	Includes $4,940 in legal fees paid to Stradley Ronon Stevens & Young, LLP on behalf of Mr. Leto in connection with the negotiation of his employment arrangement with the Bank.

Executive Employment Agreement

We have an employment agreement with Frederick C. Peters II, our President and Chief Executive Officer, which renews on a rolling two-year basis until Mr. Peters attains the age of sixty-three. The employment agreement provides for a minimum annual base salary of $225,000, and also entitles Mr. Peters to participate in all of our employee benefit plans and arrangements made generally available to our executives and key management employees.

We may terminate the employment agreement upon Mr. Peters’ disability or for cause (as defined in the employment agreement). Mr. Peters may voluntarily terminate his employment at any time by giving not less than thirty days prior written notice to us. If we terminate Mr. Peters’ employment due to disability, we must continue to pay his full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by us (currently 180 days), or, if we cease to provide group long-term disability insurance, we must pay his full salary through the last day of the month after he receives a notice of termination in accordance with the agreement. If we terminate Mr. Peters’ employment for reasons other than his disability and other than for cause, Mr. Peters is entitled to receive his full salary, including incentive compensation, through the date of termination and we must pay Mr. Peters an additional amount equal to his annual salary then in effect in bi-weekly installments for two years or until his sixty-fifth birthday, whichever occurs first. If Mr. Peters terminates his employment, he is entitled to receive his full salary through the date of termination.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Peters agrees not to disclose any confidential information, not to solicit our employees or our clients, and not to compete with us within a 100 mile radius of Bryn Mawr, PA, subject to certain conditions, for a period of two years following his termination of employment.

No other named executive officers have employment agreements with the Corporation or the Bank.

Company and Division Incentive Plans

We have incentive plans, open to participation among our officers or employees generally, in which one or more of our named executive officers are eligible to participate and earn additional referral or incentive compensation:

Wealth Management Division Sales Incentive Plan. Any employee is eligible to participate in this plan. Participants receive referral fees quarterly on new immediate fee business and future fee business of our Wealth Management Division if they are employed by us when the compensation is to be paid. No named executive officer received compensation under this plan in 2011 or 2010, however, Messrs. Keefer and Smith received compensation under this plan in 2009.

Share the Client Plan. This is an internal Bank-wide cross-selling program. It rewards a group or individual for their contribution to the success of other business units. No named executive officer received compensation under this plan in 2011 or 2010, however, Mr. Keefer received compensation under this plan in 2009.

EQUITY BASED COMPENSATION

2001, 2004, 2007 and 2010 Equity Compensation Plans

Under the Bryn Mawr Bank Corporation 2001 Stock Option Plan (“2001 Plan”) and the 2004 Plan, the Compensation Committee is authorized to grant stock options to our key employees, including our executive officers and our non-employee directors. The Compensation Committee may grant either incentive stock options or non-qualified stock options. The options are granted in consideration for the services provided to us by the employees and directors. The Compensation Committee determines when an option is exercisable in whole or in part. The maximum term of an option is ten years from the date the option is granted. The exercise price is the fair market value of a share of our stock. The fair market value is the last sales price as reported by the Nasdaq Stock Market on the day preceding the day of the grant. The day preceding the date of the grant is used for determining the exercise price because the Compensation Committee normally meets early in the morning before the stock market opens. Payment for an option may be made in cash or by the delivery of shares of our common stock with a fair market value as of the exercise date equal to the exercise price of the option being exercised.

Under our 2004 Plan, in the event of a change in control, as defined therein, all options granted will immediately vest and become exercisable. This provision was included in our 2004 Plan to be consistent with our prior plans and to be competitive in the marketplace.

In January 2010, the Compensation Committee amended the 2001 and 2004 Plans to extend the period for exercising options in the event of death, disability or retirement to the earlier of five years from the date of such event or the expiration date of the option grant.

Our 2007 LTIP broadened the types of awards available to stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units.

Under the 2007 LTIP, options become immediately exercisable in full if any of the following happen within two (2) years after a change in control:

•	the participant’s employment is terminated without cause;

•	the participant terminates employment with good reason; or

•

the participant’s employment terminates under circumstances that entitle the participant to benefit under the participant’s change in control agreement (more fully described in the section entitled “Potential Payments Upon Termination or Change In Control—Payments Upon Change In Control” on page 42 of this Proxy Statement).

Under the 2007 LTIP, outstanding stock options or stock appreciation rights also become immediately exercisable in full:

•	if we are the surviving entity in a merger and do not make any adjustments necessary to preserve the value of participants’ outstanding stock options or stock appreciation rights; or

•	if we are not the survivor and the surviving entity does not assume the obligations under the 2007 LTIP.

The Compensation Committee may, in its sole discretion, determine that, upon a change in control, a cash payment may be made for any outstanding stock options or stock appreciation rights granted under this plan. The amount payable would be equal to the excess of the fair market value of a share of common stock prior to the change in control over the exercise price of the stock option or stock appreciation right. If a cash payment is made, each related stock option or stock appreciation right would terminate and the participant would have no further rights except the right to receive the cash payment.

Shareholders approved our 2010 LTIP at the 2010 annual meeting. The purpose of the 2010 LTIP is to promote the success and enhance the value of the Corporation by providing long-term incentives to directors and employees of the Corporation and its subsidiaries linking their personal interest to that of the Corporation’s shareholders. The 2010 LTIP is further intended to provide flexibility to the Corporation by increasing its ability to motivate, attract and retain the services of employees and directors upon whose judgment, interest and special effort the successful conduct of the Corporation’s operations are largely dependent.

The 2010 LTIP provides for the grant of certain awards to employees, including our officers, officers of our subsidiaries and our directors. The 2010 LTIP further broadened the types of awards available to participants to: incentive stock options, non-qualified stock options (incentive stock options and non-qualified stock options are collectively called “options”), stock appreciation rights (“SAR”), dividend equivalents, performance awards which may be either a number of shares of common stock (“performance shares”) or a cash amount (“performance units”), restricted stock, and restricted stock units.

In 2011, the only type of awards granted under the 2010 LTIP were Performance Awards. The Compensation Committee has broad discretion with respect to the terms of performance awards that it grants, including setting objective performance goals that must be met for performance awards. For more information regarding the Performance Awards that were granted in 2010, see “Compensation Discussion and Analysis – Emphasis on Long-Term Incentives – Equity Grants” at page 26.

As of December 31, 2011, an aggregate maximum of 378,355 shares of common stock were available for grant under the 2007 and 2010 LTIP’s. No shares remain available for grant under the 2001 and 2004 Plans.

Grants of Plan-Based Awards Table

The Compensation Committee awarded Performance Awards in 2011 as set forth in the table below:

Name and Principal Position			Estimated future payouts under equity incentive plan awards			Grant date fair value of stock and option awards ($)
	Grant Date		Threshold (#)(1)	Target (#)	Maximum (#)
Frederick C. Peters II,	8/12/11		0	9,870	9,870	99,391
Chief Executive Officer

J. Duncan Smith,	8/12/11		0	5,000	5,000	50,350
Chief Financial Officer

Alison E. Gers,	8/12/11		0	5,000	5,000	50,350
Executive Vice President of the Bank

Joseph G. Keefer,	8/12/11		0	5,000	5,000	50,350
Executive Vice President of the Bank

Francis J. Leto,	8/12/11		0	5,000	5,000	50,350
Executive Vice President and General Counsel of the Bank	1/10/11	(2)	0	9,000	9,000	157,500

(1)

With respect to Performance Awards, for every 100 basis points that the Corporation’s TSR is behind the Index’s TSR upon the expiration of the 3 year performance period, the amount that will vest will be decreased by 3.33%. As a result, no awards will vest if the Corporation’s TSR is 70% or less than the Index’s TSR. See “Emphasis on Long-Term Incentives—Equity Grants” on page 26 of this Proxy Statement.

(2)

This grant relates to the Restricted Stock award that is more fully discussed under “Compensation Discussion and Analysis – Determining Compensation for Named Executive Officers – Mr. Leto” on page 25.

Outstanding Equity Awards Table

The following table summarizes the outstanding equity compensation awards of the named executive officers at December 31, 2011.

	Option awards							Stock awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Frederick C. Peters II, Chief Executive Officer								—	—	13,690	384,732
	20,000				—	16.25	4/16/2012
	20,000				—	18.46	4/15/2013
	4,000				—	17.85	5/16/2013
	24,000				—	20.47	4/23/2014
	30,000				—	18.91	5/12/2015
	24,000				—	21.21	12/12/2015
	14,400	(1)	3,600	(1)	—	22.00	8/29/2017
	10,800	(2)	7,200	(2)	—	24.27	8/18/2018
	9,200	(3)	13,800	(3)	—	18.27	8/21/2019

	156,400		24,600
J. Duncan Smith, Chief Financial Officer								—	—	10,000	194,900
	15,000				—	$18.91	5/12/2015
	12,000				—	$21.21	12/12/2015
	7,200	(4)	1,800	(4)	—	$22.00	8/29/2017
	5,400	(5)	3,600	(5)	—	$24.27	8/18/2018
	4,600	(6)	6,900	(6)	—	$18.27	8/21/2019

	44,200		12,300
Alison E. Gers, Executive Vice President of the Bank								—	—	10,000	194,900
	8,000				—	$18.32	5/17/2012
	9,000				—	$17.85	5/16/2013
	10,000				—	$20.47	4/23/2014
	15,000				—	$18.91	5/12/2015
	12,000				—	$21.21	12/12/2015
	7,200	(4)	1,800	(4)	—	$22.00	8/29/2017
	5,400	(5)	3,600	(5)	—	$24.27	8/18/2018
	4,600	(6)	6,900	(6)	—	$18.27	8/21/2019

	71,200		12,300
Joseph G. Keefer, Executive Vice President of the Bank								—	—	10,000	194,900
	6,000				—	$18.32	5/17/2012
	9,000				—	$17.85	5/16/2013
	10,000				—	$20.47	4/23/2014
	15,000				—	$18.91	5/12/2015
	12,000				—	$21.21	12/12/2015
	7,200	(4)	1,800	(4)	—	$22.00	8/29/2017
	5,400	(5)	3,600	(5)	—	$24.27	8/18/2018
	4,600	(6)	6,900	(6)	—	$18.27	8/21/2019

	69,200		12,300
Francis J. Leto, Executive Vice President and General Counsel of the Bank								—	—	19,000	370,310
	2,000				—	$16.25	4/16/2012
	2,000				—	$18.46	4/15/2013
	1,000				—	$17.85	5/16/2013
	3,000				—	$20.47	4/23/2014
	3,500				—	$18.91	5/12/2015
	3,500				—	$21.21	12/12/2015
	2,800	(7)	700	(7)	—	$22.00	8/29/2017
	3,159	(8)	2,106	(8)	—	$24.27	8/18/2018
	4,600	(6)	6,900	(6)	—	$18.27	8/21/2019

	25,559		9,706

(1)	3,600 vested on August 29, 2008, 2009, 2010 and 2011 and 3,600 will vest on August 29, 2012.
(2)	3,600 vested on August 18, 2009, 2010 and 2011, and 3,600 will vest annually on August 18, 2012 and 2013.
(3)	4,600 vested on August 21, 2010 and 2011 and 4,600 will vest annually on August 21, 2012, 2013 and 2014.
(4)	1,800 vested on August 29, 2008, 2009, 2010 and 2011 and 1,800 will vest on August 29, 2012.
(5)	1,800 vested on August 18, 2009, 2010 and 2011 and 1,800 will vest annually on August 18, 2012 and 2013.
(6)	2,300 vested on August 21, 2010 and 2011 and 2,300 will vest annually on August 21, 2012, 2013 and 2014.
(7)	700 vested on August 29, 2008, 2009, 2010 and 2011 and 700 will vest on August 29, 2012.
(8)	1,053 vested on August 18, 2009, 2010 and 2011 and 1,053 will vest annually on August 18, 2012 and 2013.

Option Exercises

The following table summarizes the option awards that have been exercised during the fiscal year ended December 31, 2011.

Name and Principal Position	Option Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Frederick C. Peters II,	30,000	245,000
Chief Executive Officer

J. Duncan Smith,	—	—
Chief Financial Officer

Alison E. Gers,	8,000	44,800
Executive Vice President of the Bank

Joseph G. Keefer,	5,000	28,733
Executive Vice President of the Bank

Francis J. Leto,	—	—
Executive Vice President and General Counsel of the Bank

RETIREMENT BENEFITS

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2011, including the number of years of credited service to each named executive officer under our Pension Plan and Supplemental Plans determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frederick C. Peters II,	Pension Plan	7.25	288,034	—
Chief Executive Officer	Supplemental Plan I	7.25	282,191	—
	Supplemental Plan II	11	398,950	—

J. Duncan Smith,	Pension Plan	3.25	89,032	—
Chief Financial Officer	Supplemental Plan I	3.25	5,402	—
	Supplemental Plan II	7	63,770	—

Alison E. Gers,	Pension Plan	10.25	253,322	—
Executive Vice President of the Bank	Supplemental Plan I	10.25	10,883	—
	Supplemental Plan II	14	154,142	—

Joseph G. Keefer,	Pension Plan	17.25	430,717	—
Executive Vice President of the Bank	Supplemental Plan I	17.25	103,903	—
	Supplemental Plan II	21	116,413	—

Francis J. Leto,	Pension Plan	—	—	—
Executive Vice President and General	Supplemental Plan I	—	—	—
Counsel of the Bank	Supplemental Plan II	—	—	—

401(k) Plan

We maintain a 401(k) Plan for all eligible employees. An employee becomes eligible to participate in our 401(k) Plan at the date of hire. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401(k) Plan in an amount not to exceed the applicable yearly dollar limitations (catch up contributions are also permitted). Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each participant’s base compensation. In any 401(k) Plan year we may make contributions to the participants’ discretionary accounts in the 401(k) Plan from our net profits. Employees may invest their account balances in up to sixteen outside independent mutual funds, and in our common stock.

As of December 31, 2011, the 401(k) Plan’s related trust held 186,717 shares of our common stock for the benefit of 219 participants (including both active and retired employees). Each participant may elect to receive payment in cash or our common stock.

The Corporation may, in its discretion, make a special class of quarterly, immediately-vested, nonforfeitable, non-matching contributions as a uniform percentage of each plan participant’s Plan Compensation (as defined in the plan). These are called special contributions and management is permitted, in its discretion, to determine the amount of special contributions, if any, from time to time, up to 3% of employees’ gross compensation. A special contribution of 3% was made to the 401(k) plan for all eligible officers and employees on a quarterly basis throughout 2011.

Pension Plan

Certain of our employees have participated in our Pension Plan, which is a defined benefit, qualified, non-contributory pension plan. The Pension Plan was frozen effective March 31, 2008. No new employees have been eligible to participate in the Pension Plan since March 31, 2008, and compensation paid to and service completed by all Pension Plan participants after March 31, 2008, is disregarded in computing accrued benefits under the plan. Benefits under the Pension Plan are paid from a trust and the Bank is the trustee. At retirement, benefits under the Pension Plan are paid monthly. The Pension Plan does not provide for any lump sum payment of benefits unless the present value of accumulated benefits is less than $5,000. The Pension Plan remains adequately funded and no contribution was required for 2011 based on ERISA funding requirements. The net periodic pension cost is computed on the basis of accepted actuarial methods, which include the current year service cost, and reported in accordance with Generally Accepted Accounting Principles.

In order to participate in the Pension Plan, the participating named executive officers were required to be at least 20 1/2 years of age or have six months of service with the Corporation as of March 31, 2008. Normal retirement age under the Pension Plan is 65. Each officer’s accrued monthly pension benefit as of March 31, 2008, was calculated as follows: 1.3% of average annual compensation times years of benefit service (with no maximum number of years), plus 0.5% of average annual compensation in excess of covered compensation times years of benefit service (with a maximum of 35 such years). “Average annual compensation” is defined under the Pension Plan to mean the average of the participant’s compensation for the five consecutive plan years in the last 10 years as an eligible employee that produces the highest average, with “compensation” defined as the basic rate of salary paid to the participant, including bonus, overtime and commissions, subject to annual limitations imposed by Section 401(a)(17) of the Internal Revenue Code. “Covered compensation” is the average of the taxable wage bases in effect under Section 230 of the Social Security Act for each calendar year in the thirty-five year period ending with the calendar year in which a participant reached his social security retirement age.

If the participant retires between the ages of 55 and 62, the amount of the benefits is reduced on a sliding scale. For retirement at age 55, the participant is entitled to 62.3% of the accrued benefits. If a participant retires at age 62 the participant is entitled to 100% of the accrued benefit. Credited years of service under the Pension Plan cannot exceed the participant’s actual years of service.

Supplemental Employee Retirement Plans

We maintain two non-qualified, defined benefit pension plans designed to supplement the benefits earned by certain participants under our qualified Pension Plan. These two plans are our Supplemental Employee Retirement Plan (which we refer to as the First Supplemental Plan) and our Supplemental Employee Retirement Plan for Select Executives (which we refer to as the Second Supplemental Plan).

First Supplemental Plan. In January 1989, we adopted the First Supplemental Plan which we most recently amended effective January 1, 2009. Federal law places certain limitations on the amount of compensation which can be taken into account and the retirement income that can be paid under a pension plan qualified under the Code, such as our Pension Plan. The First Supplemental Plan is a non-qualified plan which was adopted to provide the additional benefit to affected Pension Plan participants which would have been provided under the Pension Plan but for those limitations, as well as to take into account bonuses deferred by Pension Plan participants under the Deferred Bonus Plan for Executives, which amounts are not taken into account as compensation under the Pension Plan’s benefit formula. However, the First Supplemental Plan was frozen effective March 31, 2008, consistent with the freeze of the Pension Plan as of that date.

Second Supplemental Plan. Our Second Supplemental Plan was effective April 1, 2008, as amended January 1, 2010, for the benefit of eight senior management level officers including our named executive officers, except for Mr. Leto. The purpose of the Second Supplemental Plan is to provide its participants with the full level of benefits which would have been provided to them had the qualified Pension Plan not been frozen, and without regard to the limitations on the amount of compensation which can be taken into account and the retirement income which can be provided under a qualified pension plan. The benefit payable to a participant at retirement under the Second Supplemental Plan will be computed under the Pension Plan formula, based on all service and compensation, without regard to the freeze or such limitations, and counting as compensation any bonuses deferred under the Deferred Bonus Plan for Executives, but reduced by the benefits actually accrued by the participant under the frozen Pension Plan and the frozen First Supplemental Plan, and the actuarial equivalent value of the Special Contributions of up to 3% of base salary allocated to the participant under the 401(k) Plan (plus or minus cumulative earnings or losses on those contributions).

As of December 31, 2011, only one (1) of the named executive officers, Mr. Peters, was eligible for early retirement under the Pension Plan and these Supplemental Plans.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows information regarding deferred compensation for the named executive officers under our Deferred Bonus Plan for Executives for the year ending December 31, 2011.

Name and Principal Position	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2011 Year-End ($)
Frederick C. Peters II, Chief Executive Officer	—	—	(404)	—	102,472	(1)
J. Duncan Smith, Chief Financial Officer	—	—	(105)	—	11,334
Alison E. Gers, Executive Vice President of the Bank	—	—	1,249	—	125,298
Joseph G. Keefer, Executive Vice President of the Bank	—	—	—	—	—
Francis J. Leto, Executive Vice President and General Counsel of the Bank	—	—	—	—	—

(1)	Includes the value of 202 phantom stock units held in the Deferred Bonus Plan for Executives.
(2)	No portion of these earnings were reported on the Summary Compensation Table as they did not result from above-market interest rates.

Deferred Bonus Plan for Executives

Our Deferred Bonus Plan for Executives is a non-qualified plan. The funds are held in a trust administered by the Bank’s Wealth Management Division. Under the plan, the participating executives may earn yields on their deferred compensation based on the yields on one or more different investment funds. For this purpose, participants may select among up to fifteen outside independent mutual funds and in our common stock. Choosing the latter creates phantom stock. A share of phantom stock is economically equivalent to one share of common stock, but the holder does not have the right to receive an actual share of stock or to vote the phantom stock unit. The rates of return provided by the mutual funds for the investment options for the year 2011 ranged from 14.63% for the foreign large blend asset category to 4.47% for the small cap blend asset category. The rate of return on our stock was 15.16%. The rate of return, positive or negative, on the investment options is based on the actual performance of the mutual funds or our common stock. Each executive officer who participates in the plan may defer the receipt of his deferred compensation until (a) January of the following year, (b) retirement or other separation from employment, or (c) age 65 if he or she retires at an earlier age under the Pension Plan or the Supplemental Plans. In certain very limited circumstances involving a hardship, as defined in the Deferred Bonus Plan, a participant may request withdrawal of his/her deferred compensation. The right to receive future payments under the plan is an unsecured claim against our general assets.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below summarizes the compensation and benefits for each of our named executive officers in the event of a termination of the named executive officer’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the named executive officer’s termination of employment.

Payments upon Termination for Cause or Other Than for Cause – Performance Awards

Under the 2010 LTIP, if we terminate a named executive officer with or without cause as defined in the 2010 LTIP, then the named executive officer forfeits any shares of restricted stock subject to a restricted period or a performance goal.

If, at any time during a restricted period or within two years after termination of the named executive officer’s employment with the Corporation, the executive officer engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to the activities set forth below, (i) all unvested shares of restricted stock outstanding pursuant to the Performance Award as of the date on which the activity was engaged in shall be forfeited in their entirety, and (ii) for any restricted stock that has vested pursuant to the Performance Award and been delivered to the executive officer, the executive officer shall pay to the Corporation the market value of the restricted stock on the date of the grant or the day the named executive officer engaged in such activity, whichever is greater. The offending activities may include, but are not limited to:

•	conduct related to the executive officer’s employment for which either criminal or civil penalties against the executive officer may be brought;

•	violations of the Corporation’s policies, including, without limitation, the Corporation’s insider trading policy;

•	solicitation of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation;

•	solicitation or inducement of any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation;

•	disclosure or use of any confidential information or material concerning the Corporation in an inappropriate manner; or

•	participation in a hostile takeover attempt.

Payments upon Termination for Cause – Options

If we terminate a named executive officer for cause as defined in the applicable incentive compensation plans, then the named executive officer forfeits all vested and unvested stock option awards. The 2001 and 2004 Plans and the 2007 LTIP have varied definitions of “Cause,” but common themes include personal dishonesty, willful misconduct, breach of fiduciary duty, failure to perform duties, the willful violation of any law, rule or regulation that results in a loss to us, gross misconduct that is materially and demonstrably injurious to the Corporation or its successor, or violation of any judicial order or violation of any confidentiality, non-competition or non-solicitation provision in any agreement with us or any of our subsidiaries. Upon termination for cause, the named executive officer is entitled to receive the following amounts:

•	salary through the date of termination;

•	salary in lieu of unused paid time off; and

•	amounts contributed and accrued under our Deferred Bonus Plan for Executives.

Payment upon Termination Other Than for Cause – Options

Under the 2001 and 2004 Plans and the 2007 LTIP, if we terminate a named executive officer for reasons other than cause, or the named executive officer voluntarily terminates employment, then in addition to the amounts identified above under “Payments Upon Termination for Cause,” the named executive officer is entitled to:

•	retain all vested stock options (but unvested options become null and void); and

•

severance benefits, if the executive’s position has been eliminated or the executive is terminated without cause. Salary continuation benefits payable to the named executive officers are based on a formula of two weeks severance pay for each year of employment, with a minimum of six months salary continuation and a maximum of one year salary continuation. We also continue medical benefits during the period when the salary continuation payments are made. The severance pay policy is not based on merit and does not apply if an executive is terminated for lack of performance. We retain discretion whether to pay these benefits.

If we terminate Mr. Peters’ employment for reasons other than cause (absent a change in control), then he is entitled to receive an amount equal to his full salary in effect on the date of termination in bi-weekly installments for two years or until his 65th birthday, whichever occurs first.

Payments upon Retirement, Death or Disability – Performance Awards

Under the 2010 LTIP, if a named executive officer’s employment is terminated by reason of normal or late retirement (with the consent of the Compensation Committee), early retirement or a transfer in a spinoff, death, or total and permanent disability (as determined by the Compensation Committee), then the executive officer will receive as vested stock a pro-rated portion of the restricted stock based on the lapse of time since the date of grant, and the remainder of the restricted stock will be forfeited immediately. The pro rata portion of restricted stock that will vest is determined by a fraction, the numerator of which is the number of calendar months that have elapsed in the restricted period prior to the death, disability or retirement of the named executive officer, and the denominator of which is the number of months in the entire restricted period.

Payments upon Retirement – 2001 and 2004 Plans and 2007 LTIP

Under the 2001 and 2004 Plans and the 2007 LTIP, when the named executive officer retires, in addition to the items identified above, the named executive officer is entitled to the following:

•

vesting of all outstanding options issued pursuant to the 2001 and 2004 Plans, which need to be exercised within five years after retirement (or the expiration of the option period, if shorter). Currently, all outstanding options issued under the 2001 and 2004 Plans are fully vested; and

•	outstanding options issued under the 2007 Long-Term Incentive Plan will vest pursuant to the respective grant and vesting schedule approved by the Compensation Committee.

Payments upon Death

If a named executive officer dies, then in addition to the benefits listed in this “Potential Payments Upon Termination or Change in Control” Section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 and 2004 Plans and 2007 LTIP,” the named executive officer’s beneficiary will receive a benefit payment under our life insurance plan equal to two times the officer’s salary or $200,000, whichever is less.

Payments under Pension Plan and Supplemental Plans

If a named executive officer’s employment is terminated, the named executive officer retains the amounts accrued and vested under our Pension Plan and would receive the same pension benefits as would any other employee. A named executive officer is only eligible for payments under the Supplemental Plans in the event that he or she remains employed by the Bank at the earlier of his or her death or permanent disability, the attainment of his or her normal retirement age under the Pension Plan (age 65), or the attainment of his or her early retirement age (age 55 with fifteen years of credited service). However, the change in control agreements we have entered into with our named executive officers may make the executive officer eligible for increased benefits under the Supplemental Plans if employment is terminated within two years after a change in control of the Corporation (see footnote 4 to the Change in Control Benefits Table on page 47 of this Proxy Statement). The present value of the accumulated benefits under our Pension Plan and Supplemental Plans for each named executive officer is set forth in the Pension Benefits Table on page 39 of this Proxy Statement.

The following table shows the aggregate dollar amounts that would have been paid to each of the named executive officers if his or her employment were terminated as of December 31, 2011, for each of the following reasons (absent a change in control of the Corporation). The table assumes that each officer was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)	Termination Other than for Cause(1)(2) ($)		Voluntary Termination(2) ($)		Death(3) ($)		Disability(4)(5) ($)
Frederick C. Peters II, Chief Executive Officer	0	789,477	(6)	—		288,034	(7)	195,000	(8)
J. Duncan Smith, Chief Financial Officer	0	119,077	(5)(9)	—		89,032	(7)	—
Alison E. Gers, Executive Vice President of the Bank	0	121,527	(5)(9)	—		253,322	(7)	—
Joseph G. Keefer, Executive Vice President of the Bank	0	186,482	(5)(10)	—		430,717	(7)	430,717	(11)
Francis J. Leto, Executive Vice President and General Counsel of the Bank	0	383,644	(5)(12)	357,000	(13)	—		—

(1)	For cases other than termination due to death or disability.
(2)	Salaries used in calculating the amounts in the table are based on the named executive officer’s base salary at December 31, 2011.
(3)

This column shows only the present value of the accrued benefit for the executive on termination for death. Payments other than insurance would be paid out in the form of a monthly pension payment. Payments under the Supplemental Plans or Pension Plan for participants who have not yet reached normal or early retirement age will be paid in a monthly pension payment at the time the participant would have reached eligibility for normal or early retirement. Each executive is also entitled to a one-time $200,000 death benefit payable by the insurance provider under term life insurance policies we have purchased for each executive, if he or she dies while employed by us.

(4)

This column shows only the cash payments we are obligated to make to an executive on termination for disability. Each executive, other than Mr. Leto, is also covered by a disability insurance policy that will pay a benefit of 70% of base monthly salary to a disabled executive. Please refer to the section titled “Potential Payments Upon Termination or Change in Control – Payments Upon Retirement, Death or Disability – Performance Awards” on page 43 of this Proxy Statement for a more complete description of the benefit, which is payable for an indeterminate period.

(5)

Severance and medical and dental payments are calculated in accordance with our policy on severance pay as in effect on December 31, 2011. The policy provides that a decision to pay severance is at our discretion. The amounts we pay may change at any time, or we may terminate the severance policy at any time.

(6)

This includes the aggregate dollar amount of Mr. Peters’ annual salary in effect on the date of the termination, payable in bi-weekly installments for two years. This severance payment is provided for in Mr. Peters’ employment contract described more fully at “Executive Compensation – Executive Employment Agreement” on page 33. It also includes medical and dental payments for six months in accordance with our severance policy (see footnote 5).

(7)

In addition to the $200,000 one-time death benefit described in footnote 3 above, the executive would be entitled to the listed amount in pension benefit payments that would become payable to his or her spouse upon the date he or she would have turned 65, assuming his or her spouse survives to that date.

(8)

Represents the cash payment we are obligated to make, in addition to the disability insurance benefits indicated in footnote 4, equal to Mr. Peters’ full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are only obligated to pay his full salary through the last day of the month after his receipt of a notice of termination.

(9)	Includes severance payments equal to six months of salary, and six months of medical and dental coverage expense (see footnote 5).
(10)	Includes severance payments equal to 40 weeks of salary, and 40 weeks of medical and dental coverage expense (see footnote 5).

(11)

Represents the pension benefit payments due to Mr. Keefer, in addition to the disability insurance benefits indicated in footnote 4, upon his total and permanent disability. Mr. Keefer would be eligible to start drawing the pension at age 55, and would be credited with imputed service for purposes of the benefit formula until age 55 as if he had still been working (thereby increasing the benefit amount). Alternatively, Mr. Keefer could elect to defer the pension until age 65, and the imputed service would continue to grow until the earlier of age 65 or the date he ceased to be totally and permanently disabled.

(12)

Includes severance payments pursuant to Mr. Leto’s restrictive covenant agreement with the Bank equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination, as well as one year of medical and dental coverage expense (see footnote 5).

(13)

Pursuant to Mr. Leto’s restrictive covenant agreement with the Bank, the Bank may bind Mr. Leto to the restrictive covenants in the agreement upon his voluntary termination upon payment equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination. This is not an automatic payment, but is instead paid at the option of the Bank.

Payments upon Disability

If a named executive officer becomes disabled, then in addition to the benefits listed in this “Potential Payments Upon Termination or Change in Control” Section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 and 2004 Plans and 2007 LTIP,” the named executive officer, other than Mr. Leto, will be entitled to a periodic benefit for an indeterminate period equal to 70% of the officer’s base monthly income. Pursuant to the terms of Mr. Peters’ employment agreement, if his employment had terminated on December 31, 2011, due to disability, he would have been entitled to the payment of his full salary for the 180-day elimination period under the disability insurance policy.

Payments Upon Change of Control – Performance Awards

Upon a change in control, a pro rata portion of all outstanding Performance Awards under the 2010 LTIP are payable ten days after the change in control. The amount payable is determined by assuming that one hundred percent of each Performance Award was earned at the target levels and then multiplying the earned amount by a fraction, the numerator of which is the number of months that have elapsed in the applicable performance period prior to the change in control and the denominator of which is the total number of months in the performance period. The pro rata portion of the Performance Awards that is not payable in accordance with the formula described in the preceding sentence is immediately forfeited.

Payments Upon Change of Control

Change in Control Agreements

We have entered into change in control agreements with each named executive officer. The agreements contain a double trigger for payments. A change of control must occur and the executive officer must be terminated either (a) without cause by us, or (b) by the executive officer for good reason at any time during the two years following the change of control. “Change of control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. Benefits under the change in control agreements are listed in the following table.

CHANGE IN CONTROL BENEFITS(1)

Name	3x Salary(2)	Cash Payment for Options(3)	Discretionary Bonus	Present Value of Increased Pension Benefit(4)	Welfare Benefits(5) for Three Years	Unused Paid Time Off	Career Counseling Services
Frederick C. Peters II, Chief Executive Officer	$1,170,000	$137,420	$200,000	$214,995	$56,861	$8,250	$15,000
J. Duncan Smith, Chief Financial Officer	677,568	22,730	98,000	62,554	36,889	15,636	15,000
Alison E. Gers, Executive Vice President of the Bank	688,422	46,850	115,000	72,821	40,738	13,239	15,000
Joseph G. Keefer, Executive Vice President of the Bank	684,480	44,510	98,000	68,641	42,799	15,796	15,000
Francis J. Leto, Executive Vice President and General Counsel of the Bank	825,000	26,240	120,000	—	25,933	21,683	15,000

(1)

The table assumes that a change in control occurred and the named executive officer’s employment with the Corporation terminated as of December 31, 2011. The table further assumes that the Compensation Committee awarded the named executive officer the bonus for the named executive officer’s performance in 2011 listed in the Summary Compensation Table set forth on page 32 of this Proxy Statement. The table further assumes that the named executive officer does not obtain employment within three years after his or her termination of employment and welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2011, the named executive officer is assumed to have received all salary through the date of termination and any 401(k) contribution.

(2)	Calculated based on the named executive officer’s base salary at December 31, 2011.
(3)

Based on the difference between the price of our common stock on December 31, 2011, of $19.49, the last business day prior to the assumed termination of employment, and the exercise price of the options listed in the Outstanding Equity Awards Table beginning on page 37 of this Proxy Statement.

(4)

Represents the present value of a non-qualified pension benefit under our Supplemental Plans for three years of credited service. 2011 standard actuarial assumptions were used to calculate the present value of each individual’s increased pension benefit, including a discount rate of 6.00%, assumed retirement age of 65 and the 2011 mortality tables under the Pension Protection Act of 2006.

(5)

Welfare benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the change of control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of their holdings of our common stock with the SEC and with the Nasdaq Stock Market on which our common stock is traded. Based on our records and other information available to us, we believe that no person who was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Corporation registered pursuant to Section 12 of the Exchange Act at any time during the fiscal year ended December 31, 2011, or prior fiscal years, failed to file on a timely basis any Forms 3, 4 or 5, or any amendments thereto, required to be filed pursuant to Section 16(a) of the Exchange Act, except for the inadvertent failure to timely report one transaction on Form 4 for Mr. B. Loyall Taylor, Jr. in connection with the exercise of options and subsequent dividend reinvestment of such options.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, members of their immediate families and the companies with which they are associated were our customers and had banking transactions with us in the ordinary course of our business during 2011. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

George W. Connell, Jr. was employed by us during 2011 as a Senior Vice President in the Bank’s Wealth Management Division. We paid Mr. Connell total compensation of approximately $167,560 in 2011 which includes salary, commissions, incentives, benefits and 401(k) contributions made by the Bank. Mr. Connell’s father, George W. Connell, Sr., is a beneficial owner of more than 5% of our common stock. The Radnor Blind Trust, John F. McGill, Trustee, has the sole voting and dispositive power over the shares for which Mr. George W. Connell, Sr. is the sole beneficial owner.

Bruce G. Leto, a brother of our director, General Counsel and Executive Vice President Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $419,673 in fees during 2011. Bruce Leto’s indirect interest in these fees was approximately $16,834, computed without regard to the amount of profit or loss.

Our Audit Committee Charter requires our Audit Committee to approve certain related party transactions. Our written Policy on Related Party Transactions establishes procedures for the Audit Committee’s review and approval of related party transactions other than excepted transactions and preapproved transactions. Transactions available to all employees generally and transactions involving less than $120,000 when aggregated with all similar transactions in any calendar year are excepted transactions. The following types of transactions are preapproved transactions:

•	compensation payable to directors or officers if reportable under Item 402 of the SEC’s Regulation S-K;

•	compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;

•

transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

•	routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

•	whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;

•	the extent of the related person’s interest in the transaction; and

•	other factors the committee deems appropriate.

For loan transactions, our written Regulation O Policy requires the Executive Committee to review and approve loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2011, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented), (c) discussed the independence of KPMG with KPMG, and (d) has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the SEC.

Respectfully submitted:

Scott M. Jenkins, Chair

Britton H. Murdoch

B. Loyall Taylor, Jr.

Jerry L. Johnson

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A proposal will be presented at the Annual Meeting to ratify the January 26, 2012, appointment by the Board of Directors of KPMG as the Corporation’s independent registered public accounting firm for 2012. KPMG served as the Corporation’s independent registered public accounting firm in 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2012. KPMG audited our financial statements for the fiscal year ended December 31, 2011. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for professional services by KPMG in 2011 and 2010 for these various services were:

	2011	2010
Audit Fees	$527,800	$841,198

Audit Related Fees	55,000	59,373

Tax Fees	142,500	70,000

Total Fees	$725,300	$970,571

Services Provided by KPMG

Audit Fees. These are fees for professional services performed by KPMG in 2011 and 2010 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting, and review of financial statements included in our Form 10-Q and Form 10-K filings. The decrease in audit fees in 2011 are attributable to the fact that KPMG rendered services in connection with a comfort letter, SEC filings and services related to the acquisition of First Keystone in 2010 and such services were not necessary in 2011.

Audit Related Fees. These are fees for services performed by KPMG in 2011 and 2010 that are reasonably related to the performance of the audit or review of our financial statements. This includes attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. This includes preparation of our tax returns and our consolidated subsidiaries, tax research and tax advice.

Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

Preapproval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2011 were preapproved by the Audit Committee.

In the event the selection of KPMG as our auditor for 2012 is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, the appointment of the Corporation’s independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

Unless marked to the contrary, the shares represented by the enclosed Proxy will be voted FOR the ratification of KPMG as the independent registered public accounting firm of the Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION.

SHAREHOLDER PROPOSALS FOR 2013

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy statement for its 2013 Annual Meeting of Shareholders must be received by the Corporation no later than November 30, 2012, which is 120 days prior to the anniversary of the mailing date of this Proxy Statement. However, if the date of the 2013 Annual Meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and send its proxy materials. Any such proposal and our obligation, if applicable, to include it in our proxy statement will be subject to Rule 14a-8 of the rules and regulations of the SEC. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposals should be submitted by certified mail-return receipt requested to the attention of our Corporate Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

If a shareholder wishes to present a proposal at the 2013 Annual Meeting but does not intend to have such proposal included in the Corporation’s proxy statement, and such proposal is properly brought before the 2013 Annual Meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by February 15, 2013 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before the Company sends its proxy materials), we will have the right to exercise our discretionary voting authority on that proposal. The persons designated in the Corporation’s proxy card will be granted discretionary voting authority with respect to any such shareholder proposal for which the Corporation does not receive timely notice.

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of our Annual Report for the fiscal year ended December 31, 2011, containing, among other things, financial statements examined by our independent registered public accounting firm, was mailed with this Proxy Statement on or about March 30, 2012, to the shareholders of record as of the close of business on March 15, 2012.

Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Corporate Secretary, Geoffrey L. Halberstadt, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K can also be obtained by going to the Corporation’s website at www.bmtc.com on the Investor Relations – SEC Filings page and clicking on Latest 10-K.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

GEOFFREY L. HALBERSTADT

Corporate Secretary

APPENDIX A

AUDIT COMMITTEE CHARTER

BRYN MAWR BANK CORPORATION

THE BRYN MAWR TRUST COMPANY

AUDIT COMMITTEE CHARTER

Composition

The Audit Committee (the “Committee”) of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company (collectively, the “Corporation”) is appointed annually by the Board of Directors (collectively, the “Board”) of each of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company and is comprised of not less than three (3) independent directors. All members of the Committee shall be independent directors pursuant to the standards proposed by the National Association of Securities Dealers (“NASDAQ”). All members shall meet the experience requirements of NASDAQ and at least one member, if practicable, shall be a financial expert as defined by the rules of the Securities and Exchange Commission (“SEC”).

Purpose

The purpose of the Committee shall be to assist the Board in overseeing: the integrity of the financial statements of the Corporation; the Corporation’s compliance with legal and appropriate regulatory requirements; the independence and qualifications of the independent auditor; and the performance of the Corporation’s internal audit function and independent auditors.

Authority and Responsibility

The Committee shall recommend, for share owner approval, the independent auditor to examine the Corporation’s accounts, controls, and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor. The foregoing requirement is subject to the exception for non-audit services constituting not more than 5% of all auditing revenues paid during the fiscal year; not initially recognized to be non-audit services, and promptly brought to the attention of the Committee and approved prior to completion. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approval shall be presented to the full Committee at its next scheduled meeting.

The Committee will meet as often as it deems necessary, but not less frequently than quarterly. The Committee will meet periodically with management, the internal auditor and the independent auditor, separately, in executive session to discuss any matters that the Committee or these persons believe should be discussed. The Committee will also meet periodically in separate executive sessions.

The Committee shall have authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms. The Committee shall report its recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

The Committee, to the extent it deems necessary or appropriate, shall:

•

Discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or NASDAQ requirements. Review with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K and determine that the independent auditor is satisfied with the disclosure, content and quality of the financial statements to be filed with the SEC and to be presented to the shareholders in the Corporation’s Annual Report to the shareholders.

•

Discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies prior to release.

•

Discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response thereto and discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•

Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

•

Review and approve the internal audit staff functions, including: (i) purpose, authority and objectivity, (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, and compensation of the Senior Vice President and Auditor, and annually evaluate the performance of the Senior Vice President and Auditor.

•

Review, with the Executive Vice President and Chief Financial Officer, the Senior Vice President and Auditor, and the independent auditor, or such others as the Committee deems appropriate, the Corporation’s internal system of controls and the results of internal audits.

•

Review and discuss periodic reports from the independent auditors on: all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•

Obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard 1.

•

Obtain from the independent auditor assurance that the independent auditor has complied with Section 10 A (b) of the Exchange Act which requires the independent auditor to report to the Committee any illegal act which it detects or otherwise becomes aware of during the course of its audit.

•	Prepare and publish an annual committee report in the Corporation’s proxy statement.

•	Recommend to the Board policies for the hiring of employees or former employees of the Corporation’s independent auditor.

•	Insure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner for reviewing the audit as required by law.

•

Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and the Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

•

Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Corporation and to approve all related party transactions.

•

Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall make such other recommendations to the Board on such matters as may come to its attention and which, at its discretion, warrant consideration by the Board.

Limitations

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Annual Charter Review

The Committee shall review this Charter at least annually and recommend any changes to the full Board.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/bmtc Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
Bryn Mawr Bank Corporation	OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 15113

▼ FOLD AND DETACH HERE ▼
Please indicate below your vote for the following proposals:	Please mark your vote as indicated in this example	☒

		The Board Recommends				The Board Recommends
		À					À
		FOR	WITHHOLD AUTHORITY	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS				2.	SAY-ON–PAY
	To vote for the election of the nominee below.	☐	☐	☐		To approve a non-binding advisory vote on executive officer compensation.	☐	☐	☐
	The Board recommends a vote FOR proposal #1.					The Board recommends a vote FOR proposal #2.
NOMINEE CLASS II – TERM TO EXPIRE IN 2016:
The Board Recommends
	01 Andrea F. Gilbert						À
							FOR	AGAINST	ABSTAIN

					3.	CONFIRMATION OF AUDITORS:
	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)					To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Bryn Mawr Bank Corporation for the fiscal year ending December 31, 2012.	☐	☐	☐
	*Exceptions					The Board recommends a vote FOR proposal #3.

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted “FOR” proposals 1, 2 and 3. The Proxies are authorized to vote in their discretion as to all other matters that may come before the 2012 Annual Meeting.

Mark Here for	☐
Address Change
or Comments SEE REVERSE

Please Sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Signature(s)	Signature(s)	Date	, 2012

Directions to St. Davids Golf Club

From turnpike at Valley Forge Exit – Exit at route 202 South to Swedesford Road exit. Make left onto Swedesford Road. Make a left on Old Eagle School then a left on Upper Gulph Road. Follow approximately a  1/4 mile to Radnor Road and make a right. Follow for about a  1/4 mile and the Club entrance is on the left just before the Valley Forge Military Academy Chapel.

From Schuykill Expressway (Route 76) – Take Blue Route (476) South then follow directions for Blue Route going South.

From Blue Route (Route 476) going South – Take the St. Davids/Villanova exit (13) make a right onto Route 30 and an immediate left onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an  1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Blue Route (Route 476) going North – Take the St. Davids/Villanova exit (13) and cross over Route 30 onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an  1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Lancaster Avenue (Route 30) – Traveling east, turn left in Strafford at Eagle Road (Spread Eagle Village, Mobile Station). Follow through one flashing light to second traffic light (Radnor Street Road). Turn left (you will see sign for Valley Forge Military Academy). Club is approximately  1/8 mile on right side.

From Lancaster Avenue (Route 30) – Traveling west, turn right at King of Prussia Road (just past Blue Route overpass). Go to third traffic light, about one mile, turn left on Eagle Road. Go about  3/4 mile to first traffic light. Turn right past Valley Forge Military Academy to club entrance  1/4 mile on right.

A special invitation to all shareholders…

Think about us as more than an investment. Make us your bank!

Let us help you with:

—	investment management

—	tax planning and return preparation

—	personal banking

—	business loans and services

—	cash management

—	retirement services

—	fiduciary services

—	insurance services

Please call me at (610) 581- 4800. Thank you.

Sincerely,

Chairman and Chief Executive Officer

▼  FOLD AND DETACH HERE  ▼

REVOCABLE PROXY

ANNUAL SHAREHOLDERS’ MEETING MAY 2, 2012

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the “Corporation”) hereby appoints, J. Duncan Smith and Marie D. Connolly as proxies, each with the power to appoint his or her substitute (such proxies together with any duly appointed substitute, “proxies”), and hereby authorizes each of them with the power to appoint his or her substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 15, 2012, at the Corporation’s Annual Meeting of Shareholders to be held at 11:00 A.M. on May 2, 2012, at St. Davids Golf Club, 845 Radnor Street Road, Wayne, Pennsylvania, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE OR VOTE YOUR PROXY BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments
(Mark the corresponding box on the reverse side)		(OVER TO VOTE FOR THE PROPOSAL)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#
15113